Exhibit 4.33

€250,000,000 TERM FACILITY AGREEMENT

€250,000,000

TERM FACILITY AGREEMENT

Dated 8 March 2017

for

LUXOTTICA GROUP S.p.A.

arranged by

BANCA IMI S.P.A.

with

BANCA IMI S.P.A.

acting as Agent

TERM FACILITY AGREEMENT

26.	ROLE OF THE AGENT AND THE MANDATED LEAD ARRANGER	93

27.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES	102

28.	SHARING AMONG THE FINANCE PARTIES	102

29.	PAYMENT MECHANICS	104

30.	SET-OFF	108

31.	NOTICES	108

32.	CALCULATIONS AND CERTIFICATES	111

33.	PARTIAL INVALIDITY	112

34.	REMEDIES AND WAIVERS	112

35.	AMENDMENTS AND WAIVERS	112

36.	NEGOTIATED AGREEMENT — italian privacy rules	116

37.	GOVERNING LAW	117

38.	ENFORCEMENT	117

Schedule 1 THE PARTIES		119

Schedule 2 CONDITIONS PRECEDENT		121

Schedule 3 UTILISATION REQUEST		124

Schedule 4 FORM OF TRANSFER CERTIFICATE		125

Schedule 5 FORM OF ASSIGNMENT AGREEMENT		128

Schedule 6 FORM OF COMPLIANCE CERTIFICATE		131

Schedule 7 CONFIDENTIALITY UNDERTAKING		132

Schedule 8 TIMETABLES		136

Schedule 9 AUTHORISED SIGNATORIES		137

Schedule 10 FORM OF AFFIDAVIT		138

Schedule 11 SELF-DECLARATION FORM		144

Schedule 12 EXISTING SECURITY		146

Schedule 13 CONDITIONS PRECEDENT REQUIRED TO BE DELIVERED BY AN ADDITIONAL GUARANTOR		147

THIS AGREEMENT is made on 8 March 2017 between:

(1)                                 LUXOTTICA GROUP S.p.A., as borrower (the “Borrower”);

(2)                                 LUXOTTICA U.S. HOLDINGS CORP. as original guarantor (the “Original Guarantor”);

(3)                                 BANCA IMI S.P.A. as mandated lead arranger (the “Mandated Lead Arranger”);

(4)                                 THE FINANCIAL INSTITUTION listed in Part II of Schedule 1 (The Parties) as original lender (the “Original Lender”); and

(5)                                 BANCA IMI S.P.A., as agent of the other Finance Parties (the “Agent”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.                                      DEFINITIONS AND INTERPRETATION

1.1                               Definitions

In this Agreement:

“Accession Letter” means a document substantially in the form set out in Part II of Schedule 13 (Additional Guarantors).

“Accounting Principles” means US GAAP or any other generally accepted accounting principles as in effect from time to time in the United States of America or the IFRS as applied by the Borrower in the Designated Financial Statements (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Agreement), in each case to the extent applicable to the relevant financial statements. All ratios and computations based on Accounting Principles contained in this Agreement shall be computed in conformity with the Accounting Principles.

“Additional Guarantor” means any member of the Group which becomes a Guarantor in accordance with Clause 17.12 (Additional Guarantors).

“Affidavit” means the affidavit substantially in the form set out in Schedule 10 (Form of Affidavit) as approved by the Italian Revenues Agency and made available on the website “www.agenziaentrate.gov.it”.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agreed Exceptions” means with respect to any action, proceeding or procedure referred to in Clause 22.7 (Insolvency proceedings) and Clause 22.8 (Creditors’ process and final judgment) (each a “relevant procedure”):

(a)                                 the relevant procedure is irrevocably discharged within 30 days of its commencement; or

(b)                                 on or prior to the end of the 30 days period mentioned in paragraph (a) above it is demonstrated to the satisfaction of the Majority Lenders (in their discretion but acting in good faith) that the relevant procedure is frivolous and vexatious and is being duly defended in good faith and by appropriate proceedings and, in any event, within 60 days of the end of the 30 days period mentioned in paragraph (a) above the relevant procedure is discharged.

“Anti-Money Laundering Laws” means the Executive Order, the Bank Secrecy Act (31 U.S.C. §§ 5311 et seq.), the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956 et seq.) and the USA Patriot Act.

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Authorised Signatory” means the persons listed in Schedule 9 (Authorised Signatories) and any other person authorised to execute any document on behalf of the Borrower and/or the Original Guarantor (as the case may be), as is from time to time communicated by the Borrower in writing to the Agent.

“Availability Period” means the period from and including the date hereof to and including the later of (i) the date falling 5 (five) Business Days after the date hereof and (ii) 10 March 2017.

“Available Commitment” means a Lender’s Commitment minus:

(a)                                 the amount of its participation in the outstanding Loan; and

(b)                                 in relation to any proposed Utilisation, the amount of its participation in the Loan that is due to be made on or before the proposed Utilisation Date,

other than, that Lender’s participation in the Loan that is due to be repaid or prepaid on or before the proposed Utilisation Date.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment in respect of the Facility.

“Bank Guarantee” means any guarantees or performance bonds issued in the ordinary course of either of the Borrower and other member of the Group’s business and upon terms usual for such business.

“Base Currency” means Euro.

“Basel III” means:

(a)                                 the agreements on capital requirements, leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)                                 the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement — Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)                                  any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

“Break Costs” means the amount (if any) by which:

(a)                                 the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in the Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)                                 the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) which is not a public holiday and on which banks are open for general business in New York, London and Milan and:

(a)                                 (in relation to a date for payment or purchase of any sum denominated in a currency other than the euro) the principal financial centre of the country of such currency; or

(b)                                 (in relation to any date for payment or purchase of a sum denominated in the euro) which is a TARGET Day.

“Cash” means, at any time:

(a)                                 cash on hand;

(b)                                 cheques;

(c)                                  demand deposits; and

(d)                                 cash at banks,

and (in the latter case) credited to an account in the name of a member of the Group and to which a member of the Group is alone (or together with other members of the Group) beneficially entitled.

“Cash Equivalent Investments” means at any time:

(a)                                 any short term, Highly liquid investment that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value

(b)                                 amounts in transit from banks for costumer credit card and debit card transactions;

(c)                                  certificates of deposit maturing within one year after the relevant date of calculation;

(d)                                 any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area (except for Greece) or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(e)                                  commercial paper not convertible or exchangeable to any other security:

(i)                                     for which a recognised trading market exists;

(ii)                                  issued by an issuer incorporated in the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State;

(iii)                               which matures within one year after the relevant date of calculation; and

(iv)                              which are investment grade rating;

(f)                                   any investment in money market funds which (i) have a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investors Service Limited, (ii) which invest substantially all their assets in securities of the types described in paragraphs (a) to (e) above and (iii) can be turned into cash on not more than 30 days’ notice; or

(g)                                  any other debt security approved by the Lender,

in each case, to which any member of the Group is alone (or together with other members of the Group) beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security.

“Code” means, at any date, the U.S. Internal Revenue Code of 1986 (or any successor legislation thereto) as amended from time to time, and the regulations promulgated and rulings issued thereunder, all as the same may be in effect at such date.

“Commitment” means:

(a)                                 in relation to the Original Lender, the amount in the Base Currency set opposite its name (and, as the case may be the name of its branch) under the heading “Commitment” in Part II of Schedule 1 (The Parties); and

(b)                                 in relation to any other Lender, the amount in the Base Currency of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement. For the sake of clarity, in relation to an Original Lender the amount of the Commitment shall take into account any amount transferred by, or transferred to, such Original Lender under this Agreement regardless of whether the amount set opposite its name under the heading “Commitment” in Part II of Schedule 1 (The Parties) is updated accordingly.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate).

“Confidential Information” means all information relating to any Obligor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)                                 any member of the Group or any of its advisers; or

(b)                                 another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)                 is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 24 (Confidentiality); or

(ii)              is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)           is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 7 (Confidentiality Undertaking) or in any other form agreed between the Borrower and the Agent.

“Consolidated Equity” means, with respect to the Group, the consolidated shareholders’ equity as evidenced in the latest published Consolidated Financial Statements as calculated by reference to the Accounting Principles.

“Consolidated Financial Statements” means, with respect to the Group, the latest published audited consolidated financial statements of the Group prepared in accordance with the Accounting Principles in respect of its financial year.

“Consolidated Half-Yearly Financial Statements” means, with respect to the Group, the latest half-yearly financial statements of the Group in respect of each of the first six months of its financial year prepared in accordance with the Accounting Principles in respect of such six months period.

“Consolidated Pro-Forma Financial Statements” means, during the Relevant Pro-Forma Period and with respect to the Group, the latest published audited consolidated financial statements of the Group prepared in accordance the Accounting Principles in respect of its financial year, including, on a pro-forma basis, the relevant results of any other company acquired by a member of the Group and the Subsidiaries of such company.

“Consolidated Pro-Forma Half-Yearly Financial Statements” means, during the Relevant Pro-Forma Period and with respect to the Group, the latest published audited half-yearly consolidated financial statements of the Group prepared in accordance the Accounting Principles in respect of the first six months of its financial year, including, on a pro-forma basis, the relevant results of any other company acquired by a member of the Group and the Subsidiaries of such company.

“Consolidated Total Assets” means, with respect to the Group, the total assets as evidenced in the latest published Consolidated Financial Statements as calculated by reference to the Accounting Principles.

“Consolidation Transaction Effective Date” means the date on which the Luxottica — Essilor Consolidation Transaction shall become fully and irrevocably effective.

“CRD IV” means:

(i)                                    Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and

(ii)                                 Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms.

“Default” means an Event of Default or any event or circumstance specified in Clause 22 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Defaulting Lender” means any Lender:

(a)                                 which has failed to make its participation in the Loan available or has notified the Agent that it will not make its participation in the Loan available by the Utilisation Date of the Loan in accordance with Clause 5.4 (Lenders’ participation);

(b)                                 which has otherwise rescinded or repudiated a Finance Document; or

(c)                                  with respect to which an Insolvency Event has occurred and is continuing, unless, in the case of paragraph (a) above:

(i)                                     its failure to pay is caused by:

(A)                               administrative or technical error; or

(B)                               a Disruption Event; and

payment is made within 5 Business Days of its due date; or

(ii)                                  the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Del Vecchio Family Member” means any of (A) Leonardo Del Vecchio; (B) his spouses; (C) the children of the spouses; and (D) his relatives and persons (including his descendants) related by consanguinity or affinity to Leonardo del Vecchio up to the sixth degree.

“Delfin — Essilor Transaction” means the extraordinary transaction to be implemented by and between, inter alios, Delfin SA and Essilor International S.A. in accordance with the press release of Essilor International SA as of 16 January 2016.

“Designated Financial Statements” means (i) the audited consolidated financial statements of the Borrower from time to time delivered pursuant to Clause 19.1 (Financial Statements), paragraph (a) or (ii) in case of changes of the Accounting Principles, at the election of the Borrower (as notified to the Agent in writing at the time of delivery of the connected Compliance Certificate pursuant to Clause 19.2 (Compliance Certificate)) the last audited consolidated financial statements of the Borrower prepared by using the Accounting Principles before such changes thereto; provided that any such election by the Borrower shall remain in effect unless and until the Borrower makes a further such election at the time of delivery of any subsequent Compliance Certificate pursuant to Clause 19.2 (Compliance Certificate).

“Disruption Event” means either or both of:

(a)                                 a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)                                 the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)                                     from performing its payment obligations under the Finance Documents; or

(ii)                                  from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Double Taxation Treaty” means a double taxation treaty or agreement made between any relevant Tax Jurisdiction and any other jurisdiction which makes provision for full exemption from, or a reduction in, Tax imposed by such relevant Tax Jurisdiction on interest.

“Employee Plan” means an employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a U.S. Group Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3 (5) of ERISA.

“Environmental Claim” means any claim, proceeding or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law in any jurisdiction in which any member of the Group conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants, including, without limitation, the National Environmental Policy Act (42 U.S.C. §4321 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §9601 et seq.), as amended by the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), as amended by the Hazardous and Solid Waste Amendments of 1984, the Hazardous Materials Transport Act (49 U.S.C. §1801 et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), the Clean Water Act (33 U.S.C. §1321 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq.,), the Occupational Safety and Health Act (29 U.S.C. §651 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), the Safe Drinking Water Act (42 U.S.C. §3808 et seq.), and any similar federal, state or local laws, ordinances or regulations implementing such laws.

“Environmental Permits” means any permit, licence, consent, approval and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by the relevant member of the Group.

“ERISA” means, at any date, the United States Employee Retirement Income Security Act of 1974 (or any successor legislation thereto) as amended from time to time, and the regulations promulgated and rulings issued thereunder, all as the same may be in effect at such date.

“ERISA Affiliate” means any person that for purposes of Title I and Title IV of ERISA and Section 412 of the Code would be deemed at any relevant time to be a single employer with a U.S. Group Company, pursuant to Section 414 (b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“ERISA Event” means within the past six years: (i) any reportable event, as defined in Section 4043 of ERISA, with respect to an Employee Plan, as to which PBGC has not by regulation waived the requirement of Section 4043 (a) of ERISA that it be notified of such event; (ii) the filing of a notice of intent to terminate any Employee Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041 (b) of ERISA, the filing under Section 4041 (c) of ERISA of a notice of intent to terminate any Employee Plan or the termination of any Employee Plan under Section 4041 (c) of ERISA; (iii) the institution of proceedings under Section 4042 of ERISA by the PBGC for the termination of, or the appointment of a trustee to administer, any Employee Plan; (iv) the failure to make a required contribution to any Employee Plan that would result in the imposition of an encumbrance under Section 430(k) of the Code or Section 303(k) of ERISA or the filing of any request for a minimum funding waiver under Section 412 of the Code with respect to any Employee Plan or to its knowledge a Multiemployer Plan; (v) an engagement in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA that would have a Material Adverse Effect; (vi) the complete or partial withdrawal of any U.S. Group Company or any ERISA Affiliate from a Multiemployer Plan; (vii) a determination that any Employee Plan is, or is expected to be, in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code; (viii) the receipt by an Obligor or any of its ERISA Affiliates of any notice of the imposition of withdrawal liability or of a determination that a Multiemployer Plan is, or is expected to be, in “endangered” or “critical” status, within the meaning of Section 305 of ERISA; and (ix) an Obligor or an ERISA Affiliate incurring any liability under Title IV of ERISA with respect to any Employee Plan (other than premiums due and not delinquent under Section 4007 of ERISA) that would have a Material Adverse Effect.

“EURIBOR” means, in relation to the Loan:

(a)           the applicable Screen Rate; or

(b)                                 as otherwise determined pursuant to Clause 10.1 (Unavailability of Screen Rate),

as of the Specified Time on the Quotation Day for the offering of deposits in Euro for a period equal in length to the Interest Period of the Loan.

“Event of Default” means any event or circumstance specified as such in Clause 22 (Events of Default).

“Executive Order” means the US Executive Order No. 13224 on Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism.

“Existing Security” means each Security granted by each of the Obligors and existing on the date of this Agreement listed in Schedule 12 (Existing Security) hereto.

“Facility” means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“FATCA” means:

(a)                                 sections 1471 to 1474 of the Code (or any successor or similar legislation);

(b)                                 any law, treaty or regulation enacted in any jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)                                  any agreement relating to (a) or (b) of this definition with the Internal Revenue Service of the United States of America, the United States government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)                                 in relation to a payment which is a “withholdable payment” as defined in Section 1473(1) of the Code, 1 July 2014;

(b)                                 in relation to a payment made by a FATCA FFI, 1 January 2019, or

(c)                                  in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2019.

or, in each case, such later date from which a FATCA Deduction may be required as may be applicable in relation to such payment as a result of any change in FATCA or any published guidance relating to FATCA.

“FATCA Deduction” means a deduction or withholding from (or other payment to a governmental or taxation authority related to) a payment under a Finance Document pursuant to FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Fee Letter” means any letter or letters entered into by reference to this Agreement between any one or more of the Finance Parties and a member of the Group setting out any of the fees payable in relation to the Facility, including those fees referred to in Clause 11 (Fees).

“Finance Documents” means

(a)                                 this Agreement;

(b)                                 any Fee Letter;

(c)                                  (save for the purpose of Clause 17 (Guarantee and Indemnity), the Hedging Agreement; and

(d)                                 any other document designated as such by the Agent and the Borrower.

“Finance Party” means any of the Agent, the Mandated Lead Arranger or a Lender.

“Financial Indebtedness” means, without double counting, any indebtedness for or in respect of:

(a)                                 moneys borrowed (excluding, for the avoidance of doubt, any unutilised commitment of whatsoever nature in respect of moneys to be borrowed);

(b)                                 any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)                                  any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)                                 the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with the Accounting Principles, be treated as a finance or capital lease other than any liability in respect of a lease or hire purchase contract which would, in accordance with Accounting Principles in force as at the date of this Agreement have been treated as an operating lease;

(e)                                  receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)                                   any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)                                  any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account) only to the extent such derivative transactions are recorded in the balance sheet of any member of the Group in accordance with the Accounting Principles;

(h)                                 any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability which falls within one of the other paragraphs of this definition;

(i)                                     any amount raised by the issue of redeemable shares;

(j)                                    any amount of any liability under an advance or deferred purchase agreement if one of the primary reasons behind the entry into this agreement is to raise finance where the payment is due by more than 180 days after its original payment date; and

(k)                                 (without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above.

“Fixed GAAP Terms” means (a) the definitions of the terms “Consolidated Equity”, “Consolidated EBITDA”, “Financial Indebtedness”, “Consolidated Total Net Debt”, “Consolidated Total Assets” and (b) all defined terms in this Agreement to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions.

“Guarantor” means each Original Guarantor and any Additional Guarantor.

“Group” means the Borrower and its Subsidiaries from time to time.

“Hedging Agreement” means any master agreement, confirmation, schedule or other agreement based on standard ISDA documentation entered into by the Borrower and the Hedge Counterparty for the purpose of hedging certain liabilities and/or risks identified therein in relation to the Facility in form and substance satisfactory to the Hedge Counterparty.

“Hedge Counterparty” means Intesa Sanpaolo S.p.A.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Impaired Agent” means the Agent at any time when:

(a)                                 it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)                                 the Agent otherwise rescinds or repudiates a Finance Document;

(c)                                  (if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of “Defaulting Lender”; or

(d)                                 an Insolvency Event has occurred and is continuing with respect to the Agent;

unless, in the case of paragraph (a) above:

(i)                                     its failure to pay is caused by:

(A)                               administrative or technical error; or

(B)                               a Disruption Event; and

payment is made within 5 Business Days of its due date; or

(ii)                                  the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Imposta Sostitutiva” means the tax provided by article 15 et seq. of Italian Presidential Decree No. 601 of 29 September 1973 as subsequently amended from time to time.

“Indebtedness for Borrowed Money” means Financial Indebtedness save for any indebtedness for or in respect of paragraphs (g), (h) and (k) of the definition of Financial Indebtedness.

“Insolvency Event” in relation to a Finance Party means that the Finance Party:

(a)                                 is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)                                 becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)                                  makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)                                 institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)                                  has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (c) above and:

(i)                                     results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)                                  is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)                                   has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)                                  seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(h)                                 has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i)                                     causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(j)                                    takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Intellectual Property” means all patents, trade marks, service marks, designs, models, business names, copyrights, design rights, inventions, confidential information, know-how and other intellectual property rights and interests, whether registered or unregistered, and the benefit of all licences, applications, rights to use and monies deriving from any such intellectual property now or hereafter belonging to any member of the Group.

“Interest Period” means, in relation to the Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.4 (Default interest).

“Interpolated Screen Rate” means, in relation to the Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)                                 the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)                                 the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of the Specified Time for that Loan.

“IRAP” means regional tax on productive activities set forth by Legislative Decree No. 446 of 15 December 1997, as amended or supplemented time by time.

“IRS” means the United States Internal Revenue Service or any successor thereto.

“Italian Banking Act” means the Legislative Decree 1 September 1993, No. 385 as subsequently amended from time to time.

“Italian Civil Code” means the Civil Code enacted by Royal Decree No. 262 of 6 March 1942, as in full force and effect at any relevant time in the Republic of Italy.

“Italian Insolvency Law” means Royal Decree n. 267 of 16 March 1942, as amended and supplemented from time to time.

“Legislative Decree 231” means Legislative Decree No. 231 of 8 June 2001.

“Lender” means:

(a)                                 the Original Lender; and

(b)                                 any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance Clause 23 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“LMA” means the Loan Market Association.

“Loan” means the loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 66 and 2/3 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 and 2/3 per cent. of the Total Commitments immediately prior to that reduction).

“Margin” means 0.70 per cent. per annum.

“Margin Stock” means margin stock or “margin security” within the meaning of Regulations T, U and X.

“Material Adverse Effect” means a material adverse effect on:

(a)                                 the business, assets or financial condition of the Group taken as a whole;

(b)                                 the ability of an Obligor to perform its payment obligations under the Finance Documents; or

(c)                                  the validity or enforceability of the Finance Documents or the rights or remedies of any Finance Party under the Finance Documents.

“Material Subsidiary” means, at any time, a Subsidiary of the Borrower whose total assets or turnover (excluding intra-Group items) then equal or exceed five per cent. (5%) of the Consolidated Total Assets or turnover of the Group. For this purpose:

(a)                                 the total assets or turnover of a Subsidiary of the Borrower will be determined from its financial statements (consolidated if it has subsidiaries) upon which the latest audited financial statements of the Group have been based;

(b)                                 if a Subsidiary of the Borrower becomes a member of the Group after the date on which the latest Consolidated Financial Statements or the Consolidated Half-Yearly Financial Statements (as the case may be) of the Group have been prepared, the total assets or turnover of that Subsidiary will be determined from its latest financial statements;

(c)                                  the Consolidated Total Assets or turnover of the Group will be determined from the latest Consolidated Financial Statements or Consolidated Half-Yearly Financial Statements (as the case may be), adjusted to reflect the total assets or turnover of any company or business subsequently acquired or disposed of; and

(d)                                 if a Material Subsidiary disposes of all or substantially all of its assets to another Subsidiary of the Borrower, it will immediately cease to be a Material Subsidiary and the other Subsidiary (if it is not already) will immediately become a Material Subsidiary; the subsequent financial statements of those Subsidiaries and the Group will be used to determine whether those Subsidiaries are Material Subsidiaries or not.

If there is a dispute as to whether or not a company is a Material Subsidiary, a certificate of the auditors of the Borrower will be, in the absence of manifest error, conclusive.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)                                 if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)                                 if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)                                  if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“Multiemployer Plan” means a “multiemployer plan” (as defined in Section (3) (37) of ERISA) contributed to for any employees of a U.S. Group Company or any ERISA Affiliate.

“New Lender” has the meaning given to that term in Clause 23 (Changes to the Lenders).

“Obligor” means the Borrower or each Guarantor.

“Original Financial Statements” means:

(a)                                 in relation to the Borrower, the audited Consolidated Financial Statements for its financial year ended 31 December 2015; and

(b)                                 in relation to the Original Guarantor, its audited financial statements for its financial year ended 31 December 2015.

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Permanent Establishment” means any fixed base of business (stabile organizzazione) regulated by the relevant double tax treaty (if any), as interpreted in the light of Article 5 of the Organization for Economic Cooperation and Development Model Tax Convention and its Commentary, or, if more favorable to the taxpayer, by Article 162 of Presidential Decree No. 917 of 22 December 1986, as amended or supplemented time by time, and/or any equivalent provision provided by any relevant legislation.

“PBGC” means the U.S. Pension Benefit Guaranty Corporation, or any entity succeeding to all or any of its functions under ERISA.

“Permitted Security” means any of the Security listed in paragraph (c) of Clause 21.3 (Negative pledge).

“Qualifying Lender” has the meaning given to it in Clause 12 (Tax gross-up and indemnities).

“Qualified Shareholder” means:

(i)                                    any Del Vecchio Family Member;

(ii)                                 any company controlled or jointly controlled (under the meaning of IAS 31 as in force at the date of this Agreement) by a Del Vecchio Family Member; or

(iii)                              any trust or other similar entity in which a Del Vecchio Family Member whether alone or together with one or more other Del Vecchio Family Members, has all or substantially all of the beneficial interests;

(iv)                             Essilor International S.A. (or any related successor in title) or, as the case may be, any other entity incorporated for the purpose of Delfin — Essilor Transaction, directly or indirectly controlling the Borrower and Essilor International S.A;

(v)                                any company or other entity incorporated for the purpose of Delfin — Essilor Transaction directly or indirectly controlled by Essilor International S.A. (or any related successor in title).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined two TARGET Days before the first day of that period unless market practice differs in the Relevant Interbank Market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the European interbank market on more than one day, the Quotation Day will be the last of those days).

“Reference Bank Rate” means, in relation to EURIBOR, the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks:

(a)                                 (other than where paragraph (b) below applies) as the rate at which the relevant Reference Bank believes one prime bank is quoting to another prime bank for interbank term deposits in Euro within the Participating Member States for the relevant period; or

(b)                                 if different, as the rate (if any and applied to the relevant Reference Bank and the relevant period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator.

“Reference Banks” means the principal Milan offices of UniCredit S.p.A. and BNP Paribas S.A., Milan Branch or such other banks as may be appointed by the Agent in consultation with the Borrower.

“Regulations T, U and X” means, respectively, Regulations T, U and X of the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Interbank Market” means the European interbank market.

“Relevant Period” means each period of twelve months ending on the last day of the Borrower’s financial year.

“Relevant Pro-Forma Period” means in respect of any acquisition of a company by a member of the Group,

(a)                                 with respect to the Consolidated Pro-Forma Financial Statements, the twelve months period from the beginning of the financial year of the Group where the acquisition is completed; and

(b)                                 with respect to the Consolidated Pro-Forma Half-Yearly Financial Statements, the six months period from the beginning of the financial year of the Group where the acquisition is completed.

“Repeating Representations” means each of the representations set out in Clauses 18.1 (Status) to 18.6 (Governing law and enforcement), Clauses (b) (No Default) to Clause 18.24 (Investment Companies) (other than paragraph (b) of Clause (b) (No Default), Clause 18.10 (No misleading information) and paragraph (c) of Clause 18.11 (Financial statements)).

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Sanctioned Country” means a country or territory which is, or whose government is, at any time, the subject or target of country-wide or territory-wide Sanctions.

“Sanctions” means any economic sanctions laws and regulations administered, enacted or enforced by any Sanctions Authority.

“Sanctions Authority” means any or all of:

(a)                                 the United States of America;

(b)                                 the United Nations;

(c)                                  the European Union;

(d)                                 the Republic of Italy; or

any governmental or regulatory authority, institution or agency of any of the foregoing including, without limitation, the Office of Foreign Assets Control of the US Department of the Treasury (“OFAC”), the United States Department of State, the United States Department of Justice and Her Majesty’s Treasury (“HMT”).

“Sanctions List” means the Specially Designated Nationals and Blocked Persons List, the Sectoral Sanctions Identifications List and the List of Foreign Sanctions Evaders maintained by OFAC, the Consolidated List of Financial Sanctions Targets and the List of Persons Subject to Restrictive Measures in View of Russia’s Actions Destabilising the Situation in Ukraine maintained by Her Majesty’s Treasury, or any other Sanctions-related list maintained by a Sanctions Authority, each as amended, supplemented or substituted from time to time.

“Sanctions Restricted Person” means a person that is listed on or controlled by a person listed on, or acting on behalf or at the direction of a person listed on a Sanctions List, or located or resident in or organised under the laws of a Sanctioned Country or otherwise a target of Sanctions.

“Screen Rate” means the Euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate), or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters.  If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Self-Declaration Form” means the self-declaration form substantially in the form set out in Schedule 11 (Self-Declaration Form).

“Specified Time” means a time determined in accordance with Schedule 8 (Timetables).

“Subsidiary” means in relation to any company or corporation, a company or corporation:

(a)                                 which is controlled (“controllata”), directly or indirectly, by the Borrower in accordance with Article 93 of the Italian Banking Act and the first and second paragraphs of Article 2359 of the Italian Civil Code (as subsequently amended or supplemented);

(b)                                 which is a subsidiary of another Subsidiary of the Borrower; or

(c)                                  whose accounts are required to be consolidated with those of the Borrower pursuant to article 26 of Law 127 of 1991.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007 or any other payment system as its successor.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in euro.

“Tax” or “Taxes” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Termination Date” means the fifth anniversary of the Utilisation Date.

“Total Commitments” means the aggregate of the Commitments, being €250,000,000 at the date of this Agreement.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)                                 the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)                                 the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

“Unfunded Pension Liability” means the excess of an Employee Plan’s benefit liabilities under Section 4001 (a) (16) of ERISA, over the current value of that plan’s assets, determined in accordance with the assumptions used for funding the Employee Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“US” and “United States” means the United States of America, its territories and possessions.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 of the United States.

“US Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. 101 et seq., entitled “Bankruptcy”.

“US Debtor Relief Laws” means the US Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, judicial management or similar debtor relief laws of the United States from time to time in effect and affecting the rights of creditors generally.

“US GAAP” means generally accepted accounting principles in the United States of America.

“U.S. Group Company” means any member of the Group incorporated in any State of the United States of America.

“Utilisation” means the utilisation of the Facility.

“Utilisation Date” means the date of the Loan, being the date on which the such Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Utilisation Request).

“VAT” means:

(a)                                 any value added Tax which is regulated by the Italian Presidential Decree 26th October 1972 No. 633 and any subsequent amendments to it and, more generally, any value added Tax as provided for in the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) as amended and implemented in the respective national value added Tax laws of the member states of the European Union; and

(b)                                 any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

1.2                               Construction

(a)                                 Unless a contrary indication appears any reference in this Agreement to:

(i)                                     the “Agent”, the “Mandated Lead Arranger”, any “Finance Party”, any “Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)                                  “assets” includes present and future properties, revenues and rights of every description;

(iii)                               a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

(iv)                              “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)                                 a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(vi)                              a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(vii)                           a provision of law is a reference to that provision as amended or re-enacted; and

(viii)                        a time of day is a reference to Milan time.

(b)                                 Section, Clause and Schedule headings are for ease of reference only.

(c)                                  Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)                                 A Default (including an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived or (without prejudice to Clause 22.18 (Acceleration)) remedied.

1.3                               Currency Symbols and Definitions

“Euro”, “Euro” or “€” means the single currency of the Participating Member States.

1.4                               Italian Terms

(a)                                 In this Agreement, a reference to:

(i)                                     a “bankruptcy procedure” includes, without limitation, any procedura concorsuale (fallimento, concordato preventivo (including the so called concordato in bianco or concordato prenotativo), liquidazione coatta amministrativa, amministrazione straordinaria delle grandi imprese insolventi), any reorganisation plan pursuant to Article 67, paragraph 3, letter (d), of Italian Bankruptcy Act, any accordo di ristrutturazione dei debiti pursuant to Article 182-bis of the Italian Bankruptcy Act or cessione dei beni ai creditori pursuant to Article 1977 of the Civil Code or any other similar proceedings or legal concepts;

(ii)                                  a “receiver”, “administrative receiver”, “administrator” or the like includes, without limitation, a curatore, commissario giudiziale,

commissario starordinario, liquidatore as such terms are used in the Republic of Italy or any other person performing the same function as each of the foregoing;

(iii)                               a step or procedure taken in connection with insolvency proceedings for any person includes that person formally making a proposal to assign its assets pursuant to Article 1977 of the Italian Civil Code (cessione dei beni ai creditori), filing a petition for a concordato preventivo pursuant to applicable provisions of Italian law or entering into a similar arrangement for the majority of its creditors; and

(iv)                              any “Security” includes, without limitation, any diritto reale di garanzia, vincolo, gravame, privilegio, onere or contratto con causa di garanzia pursuant to applicable provisions of Italian law.

1.5                               Terms and conditions regarding the Agent, the role of the Agent etc.

Until the date on which the Original Lender assigns any of its right in relation to the Loan or transfers any of its rights and obligations in relation thereto to a New Lender in compliance with the terms of this Agreement (the “Transfer Date”), all references herein to the “Majority Lenders”, the “Finance Parties” and the “Agent” shall be deemed to be made to the Original Lender. Immediately after the Transfer Date, and in any case within 30 Business Days, if so requested by the Agent acting reasonably, the Borrower and the Guarantors shall undertake all amendments with respect to Section 10 (The Finance Parties) of this Agreement and any provision regarding the Agent and its role hereunder at costs and expenses of the Finance Parties.

SECTION 2

THE FACILITY

2.                                      THE FACILITY

2.1                               The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a Euro term loan facility in an aggregate amount equal to the Total Commitments.

2.2                               Finance Parties’ rights and obligations

(a)                                 The obligations of each Finance Party under the Finance Documents are several.  Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)                                 The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance

Documents and, for the avoidance of doubt, any part of the Loan or any other amount owed by an Obligor which relates to a Finance Party’s participation in the Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor

(c)                                  A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

3.                                      PURPOSE

3.1                               Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards the general corporate purpose of the Group.

3.2                               Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.                                      CONDITIONS OF UTILISATION

4.1                               Initial conditions precedent

The Facility may not be utilised unless the Original Lender has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Original Lender acting reasonably. The Original Lender shall notify the Borrower promptly upon being so satisfied.

4.2                               Further conditions precedent

The Original Lender will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)                                 no Default is continuing or would result from the proposed Loan; and

(b)                                 the Repeating Representations to be made by each Obligor are true in all material respects.

4.3                               Maximum number of Loans

The Borrower may only deliver one (1) Utilisation Request with respect to the Facility for the utilisation of one (1) Loan.

SECTION 3

UTILISATION

5.                                      UTILISATION

5.1                               Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Original Lender of a duly completed Utilisation Request not later than the Specified Time.

5.2                               Completion of a Utilisation Request

(a)                                 The Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)                                     the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)                                  the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iii)                               the proposed Interest Period complies with Clause 9 (Interest Periods).

(b)                                 Only one (1) Loan may be requested in the Utilisation Request.

5.3                               Currency and amount

(a)                                 The currency specified in a Utilisation Request must be the Base Currency.

(b)                                 The amount of the proposed Loan must be a minimum of €200,000,000, or if less, the Available Facility.

5.4                               Lenders’ participation

(a)                                 If the conditions set out in this Agreement have been met, the Original Lender shall make its participation in the Loan available by the Utilisation Date through its Facility Office.

(b)                                 The amount of the Original Lender’s participation in the Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

5.5                               Cancellation of Commitment

The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6.                                      REPAYMENT

6.1                               Repayment of the Loan

The Borrower which has drawn the Loan shall repay it in full on the Termination Date.

6.2                               Reborrowing

The Borrower may not reborrow any part of the Facility which is repaid.

7.                                      PREPAYMENT AND CANCELLATION

7.1                               Illegality

(a)                                 Except as provided in paragraph (b) below, if, at any time, (1) it is or it becomes unlawful in any applicable jurisdiction for any Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan or (2) a Lender would be in breach of any applicable Sanctions to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan (provided that the Lender hereby confirm that as at the date of this Agreement it is not in breach of any Sanctions applicable to it to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan):

(i)                                     that Lender shall promptly notify the Agent upon becoming aware of that event;

(ii)                                  upon the Agent notifying the Borrower, that Lender will be immediately released from its obligations under this Agreement to participate in the Loan;

(iii)                               unless the Agent receives a notice under paragraph (b) below by the time specified in that paragraph, the Commitment of that Lender will be immediately cancelled and the Borrower shall repay that Lender’s participation in the Loan made to the Borrower on the last day of the Interest Period for the Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent which shall not be earlier than the last date as determined by applicable law or regulation for the repayment of such Loan.

(b)

(i)                                     Upon the Agent notifying Borrower in accordance with paragraph (a)(ii) above, the Borrower may, subject to paragraph (b)(ii) below, notify the Agent in writing of its intention to arrange a transfer or assignment in accordance with this Agreement of the whole (but not part only) of that Lender’s Commitments and participations in the Loan to a new or existing Lender willing to accept that transfer or assignment and acceptable to the Borrower.

(ii)                                  Any notice delivered by the Borrower under paragraph (b)(i) above must be received by the Agent by 11.00 a.m. on the earlier of the third Business Day after the Agent notifies the Borrower under paragraph (a) above, the Business Day immediately preceding the last Business Day of the first Interest Period for the Loan which ends after the Agent notifies the Borrower under paragraph (a) above and the Business Day immediately preceding the date specified by the Lender in the notice delivered to the Agent under paragraph (a) above (being no earlier than the last day of any applicable grace period permitted by law).

(iii)                               Any transfer or assignment arranged by the Borrower under paragraph (b)(i) above shall be for cash at par and take effect on the last day of the then current Interest Period or, if earlier, the date specified by the Lender in the notice delivered to the Agent under paragraph (a)(i) above (being no earlier than the last day of any applicable grace period permitted by law).

(c)                                  The Borrower shall notify the Agent promptly after any such transfer or assignment.

7.2                               Change of control

(a)                                 If any person or group of persons (acting in concert) other than a Qualified Shareholder gains the control of the Borrower (a “Control Event”), the Borrower shall promptly, as soon it can do so without breaching any applicable law or regulation or contract and subject always to Clause 24 (Confidentiality), notify the Agent upon becoming aware of that event.

(b)                                 If a Control Event has occurred and within 20 days following the earlier of the date on which (i) the Agent receives the notice referred to in paragraph (a); and (ii) the Agent becomes otherwise aware of the occurrence of a Control Event, the Agent, so instructed by the Majority Lenders, declares that the Total Commitments are cancelled and the outstanding Loan, together with all other amounts accrued under the Finance Documents are immediately due and payable by delivering a written notice to the Borrower to this effect, then the outstanding Loan, together with accrued interest, Break Costs, if any, and all other amounts accrued under the Finance Documents, shall become immediately due and payable and the Borrower shall repay or prepay such Loan upon receipt of the relevant notice.

(c)                                  For the purposes of this Clause 7.2 (and the definition of “Qualified Shareholder”) “control” shall be construed in accordance with the first and second paragraphs of Article 2359 of the Italian Civil Code and Article 93 of the Legislative Decree no. 58 of 24 February 1998 (as subsequently amended or supplemented) and “acting in concert” means a group of persons who, pursuant to an agreement, actively co-operate to obtain or consolidate control of the Borrower.

7.3                               Voluntary cancellation

The Borrower may, if it gives the Agent not less than 10 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of €10,000,000) of the Available Facility.  Any cancellation under this Clause 7.3 shall reduce the Commitments of the Lenders rateably.

7.4                               Voluntary prepayment of the Loan

The Borrower may, if it gives the Agent not less than 3 (three) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of Euro 10,000,000 and integral multiples of Euro 10,000,000) of the Available Facility, without penalty or premium. Any cancellation under this Clause 7.3 (Voluntary cancellation) shall reduce the Commitments of the Lenders rateably under the Facility.

7.5                               Right of replacement or repayment and cancellation in relation to a single Lender

(a)                                 If:

(i)                                     any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 12.2 (Tax gross-up); or

(ii)                                  any Lender claims indemnification from the Borrower under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs),

the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loan or give the Agent notice of its intention to replace that Lender in accordance with paragraph (d) below.

(b)                                 On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)                                  On the last day of each Interest Period which ends after the Borrower has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower in relation to which the Loan is outstanding shall repay that Lender’s participation in the Loan.

(d)                                 If:

(i)                                     any of the circumstances set out in paragraph (a) above apply to a Lender; or

(ii)                                  an Obligor becomes obliged to pay any amount in accordance with Clause 7.1 (Illegality) to any Lender,

the Borrower may, on 10 Business Days’ prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to Clause 23 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity selected by the Borrower which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 23 (Changes to the Lenders) for a purchase price in cash payable at the time of the transfer in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Loan and all accrued interest (to the extent that the Agent has not given a notification under Clause 23.9 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents.

(e)                                  The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:

(i)                                     save in the case the Facility is held by a single Lender, the Borrower shall have no right to replace the Agent;

(ii)                                  neither the Agent nor any Lender shall have any obligation to find a replacement Lender;

(iii)                               in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and

(iv)                              the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (d) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

(f)                                   A Lender shall perform the checks described in paragraph (e) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (d) above and following receipt of all necessary “know your customer” or other similar documentation and shall notify the Agent and the Borrower when it is satisfied that it has complied with those checks.

7.6                               Restrictions

(a)                                 Any notice of cancellation or prepayment given by any Party under this Clause 6 (Repayment) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)                                 Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs (other than in the case of prepayment under Clause 7.1 (Illegality) in respect of which no Break Costs shall be payable), without premium or penalty.

(c)                                  The Borrower may not reborrow any part of the Facility which is prepaid.

(d)                                 The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)                                  No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)                                   If the Agent receives a notice under this Clause 7 (Prepayment and Cancellation) it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

(g)                                  If all or part of any Lender’s participation in the Loan is repaid or prepaid in accordance with the provisions of this Agreement an amount of that Lender’s Commitment (equal to the amount of the Loan which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment.

7.7                               Application of prepayments

Any prepayment of the Loan pursuant to Clause 7.2 (Change of control) or Clause 7.4 (Voluntary prepayment of the Loan) shall be applied pro rata to each Lender’s participation in that Loan.

SECTION 5

COSTS OF UTILISATION

8.                                      INTEREST

8.1                               Calculation of interest

The rate of interest on the Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(b)                                 Margin; and

(c)                                  EURIBOR.

If the aggregate of the Margin and EURIBOR is less than zero, the rate of interest shall be deemed to be zero.

8.2                               Payment of interest

The Borrower to which the Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period.

8.3                               Italian Usury Law

The Parties mutually acknowledge that the rate of interest applicable to the Loan made to the Borrower under this Agreement (including the relevant component of any applicable fee and expense) determined as of the date of execution of this Agreement is believed in good faith to be in compliance with Law No. 108 of 7 March 1996 as amended (the “Italian Usury Law”). In any event, the Parties agree and accept that if, pursuant to a change in law or in the official interpretation of Italian Usury Law, the rate of interest applicable to the Loan to the Borrower and/or the default rate of interest (if due at such time to the Borrower) at any time is deemed to exceed the maximum rate permitted by Italian Usury Law, then the relevant interest rate or default rate applicable to the Borrower shall be automatically reduced to the maximum admissible interest rate pursuant to such legislation, for the period during which it is not possible to apply the interest rate as originally agreed in this Agreement.

8.4                               Default interest

(a)                                 If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount (to the extent permitted under any applicable law, including article 1283 of the Italian Civil Code and/or article 120 of the Italian Banking Act, both as amended, supplemented or implemented from time to time) from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is one per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 8.4 shall be immediately payable by the Obligor on demand by an Agent.

(b)                                 If any overdue amount consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)                                     the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)                                  the rate of interest applying to the overdue amount during that first Interest Period shall be one per cent. per annum higher than the rate which would have applied if the overdue amount had not become due.

(c)                                  Default interest (if unpaid) arising on an overdue amount will not be compounded with the overdue amount at the end of each Interest Period and will remain immediately due and payable.

8.5                               Notification of rates of interest

The Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

9.                                      INTEREST PERIODS

9.1                               Interest Periods

(a)                                 The Interest Period for the Loan shall be 3 Months, with the exception of

(i)                                     the first Interest Period, which shall start on the Utilisation Date and shall end on 30 June 2017; and

(ii)                                  the last Interest Period which shall end on the Termination Date.

(b)                                 An Interest Period for the Loan shall not extend beyond the Termination Date and, therefore, the last Interest Period shall end on the Termination Date.

(c)                                  Each Interest Period for the Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

9.2                               Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.                               CHANGES TO THE CALCULATION OF INTEREST

10.1                        Unavailability of Screen Rate

(a)                                 Interpolated Screen Rate:  If no Screen Rate is available for EURIBOR for the Interest Period of the Loan, the applicable EURIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of that Loan.

(b)                                 Reference Bank Rate:  If no Screen Rate is available for EURIBOR for:

(i)                                     the currency of the Loan; or

(ii)                                  the Interest Period of the Loan and it is not possible to calculate the Interpolated Screen Rate,

the applicable EURIBOR shall be the Reference Bank Rate as of the Specified Time for the currency of that Loan and for a period equal in length to the Interest Period of that Loan.

(c)                                  Cost of funds:  If paragraph (b) above applies but no Reference Bank Rate is available for Euro or Interest Period there shall be no EURIBOR for that Loan and Clause 10.4 (Cost of funds) shall apply to that Loan for that Interest Period.

10.2                        Calculation of Reference Bank Rate

(a)                                 Subject to paragraph (b) below, if EURIBOR is to be determined on the basis of a Reference Bank Rate but a Reference Bank does not supply a quotation by the Specified Time, the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks.

(b)                                 If at or about noon on the Quotation Day, none or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for the relevant Interest Period.

10.3                        Market disruption

(a)                                 If a Market Disruption Event occurs in relation to the Loan for any Interest Period, then Clause 10.4 (Cost of funds) shall apply to the Loan for the relevant Interest Period. The Agent must notify the Borrower and the Lenders participating in the affected Loan promptly of a Market Disruption Event.

(b)                                 In this Agreement “Market Disruption Event” means:

(i)                                     at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine EURIBOR (as applicable) for the relevant Interest Period; or

(i)                                     before close of business in Milan on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in the Loan exceed 35 (thirty-five) per cent. of that Loan) that the cost to it or them of obtaining matching deposits in the Relevant Interbank Market would be in excess of EURIBOR.

10.4                        Cost of Funds

(a)                                 If this Clause 10.4 applies, the rate of interest on each Lender’s share of the Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)                                     the applicable Margin; and

(ii)                                  the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b)                                 If this Clause 10.4 applies and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)                                  Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

(a)                                 The Agent must not (without the consent of the relevant Lenders) disclose any details of the rate notified to the Agent for the purpose of paragraph (a) above or the identity of any Lender that notifies the Agent of a rate under paragraph (a) above provided that the Agent shall be entitled to disclose such details and identity to the Borrower if requested to do so by the Borrower (and the Borrower shall keep confidential any information so received).

10.5                        Break Costs

(a)                                 The Borrower shall, within five Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of the Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)                                 Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11.                               FEES

11.1                        Arrangement fee

The Borrower undertakes to pay to the Mandated Lead Arranger an aggregate arrangement fee in the amount and at the times agreed in the relevant Fee Letter entered into on the date hereof between the Borrower and the Mandated Lead Arranger.

11.2                        Agency fee

Should the Original Lender assign any of its right in relation to the Loan or transfer any of its rights and obligations in relation thereto to a New Lender in compliance with the terms of this Agreement, then the Borrower shall enter into with the Agent (to be designated as such by the Lenders) as soon as practicable, and in any case within 30 Business Days from the date of such transfer or assignment, a Fee Letter — to be negotiated in good faith among the Borrower and the Agent — documenting the agency fee due from time to time to the Agent.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

12.                               TAX GROSS-UP AND INDEMNITIES

12.1                        Definitions

(a)                                 In this Agreement:

“Change of Tax Law” means with respect of any Lender, any change which occurs after the date of this Agreement, in the published interpretation, administration or the application of any law or regulation or Double Taxation Treaty or any published practice of any relevant taxing authority.

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means:

(i)                                     a bank, financial institution or insurance undertaking duly authorised or licensed to carry out banking or lending activity in Italy pursuant to the Italian Banking Act or an alternative investment fund established under Directive 2011/61/EU and duly authorised or licensed to carry out lending activity under Legislative Decree No. 58 dated 24 February 1998 that is a resident of Italy for Tax purposes pursuant to article 73 of Italian Presidential Decree No. 917 of 22 December 1986 as subsequently amended from time to time not acting for the purposes of the Finance Document through a Facility Office qualifying as a Permanent Establishment or, in any case, a Permanent Establishment located outside of Italy; or

(i)                                     a Facility Office qualifying as a Permanent Establishment in Italy or, in any case, a Permanent Establishment in Italy of a bank or financial institution duly authorised or licensed to carry out banking activity in Italy for which any payment received under the Finance Documents is business income (in Italian “reddito di impresa”) pursuant to article 81, 151 and 152, paragraph 1, of Italian Presidential Decree No. 917 of 22 December 1986 as subsequently amended from time to time;

(ii)                                  a Securitization Special Purpose Vehicles (SPVs) under Law No. 130 of 30 April 1999 as subsequently amended from time to time;

(iii)                               any entity which, under article 26, paragraph 5-bis of Italian Presidential Decree No. 600 of 29 September 1973 as subsequently amended from time to time, is entitled to receive interest payments deriving from Italy without the application of any Tax Deduction; and

(iv)                              a Treaty Lender.

“Relevant Sub Participant” means any sub participant who, under Italian law and/or application of the Organization for Economic Cooperation and Development guidance relating to the meaning of “beneficial ownership” as set out in the Organization for Economic Cooperation and Development Model Tax Convention (as amended from time to time), is required to be treated for tax purposes as the beneficial owner of any interest payable under the Finance Document.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Jurisdiction” means, in relation to an Obligor, the jurisdiction in which it is resident for tax purposes on the date it becomes an Obligor.

“Tax Payment” means either the increase in a payment made by the an Obligor to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

“Treaty Lender” means a Lender which:

(i)                                     is resident for Tax purposes in a country which has a Double Taxation Treaty in force with the Tax Jurisdiction pursuant to which no withholding on account of Tax is required to be made on interest and similar payments; and

(ii)                                  is entitled to benefit from such Double Taxation Treaty and consequently (subject to completion of any procedural formality required in order for that Lender to obtain the benefit of that Double Tax Treaty by any relevant authorities) such full exemption from Tax; and

(iii)                               does not carry on business in the jurisdiction of incorporation of an Obligor through a Permanent Establishment, or does not act from a Facility Office qualifying as a Permanent Establishment in the jurisdiction of incorporation of such Obligor, with which any payment under the Finance Document is effectively connected.

(b)                                 Unless a contrary indication appears, in this Clause 12 a reference to “determines” or “determined” means a determination made in the discretion of the person making the determination, acting in good faith.

12.2                        Tax gross-up

(a)                                 Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)                                 The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Finance Party shall notify the Agent on becoming so aware in respect of a payment payable to that Finance Party.  If the Agent receives such notification from a Finance Party it shall notify the Borrower and that Obligor

(c)                                  If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from such Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required

(d)                                 A payment by an Obligor shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by such Obligor’s Tax Jurisdiction, if on the date on which the payment falls due:

(i)                                     the payment could have been made to the relevant Lender without a Tax Deduction if that Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any Change of Tax Law; or

(ii)                                  the relevant Lender is a Treaty Lender and the payment could have been made to that Treaty Lender without a Tax Deduction had that Lender duly complied with any tax obligations required to benefit of such exemption, including, but not limited to, the obligations provided under paragraph (g) below, except where such non-compliance results from the negligence, default or misconduct of the Obligor.

(e)                                  If an Obligor is required to make a Tax Deduction, such Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)                                   Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)                                  Any Lender falling within paragraph (iv) of the definition of Qualifying Lender and/or a Treaty Lender willing to invoke the relevant exemption provisions, shall file any Self-Declaration Form or any Affidavit under Clause 12.7 (Lender Status Confirmation) or any other form necessary for the Borrower to make any payment under this Agreement to which that Lender is entitled without a Tax Deduction.

(h)                                 Any Lender which enters into any sub participation or other risk arrangement with a Relevant Sub Participant, which would have been fallen within paragraph (iv) of the definition of Qualifying Lender and/or a Treaty Lender if  it were a Lender under this Agreement, shall cause that Relevant Sub Participant to co-operate in completing any procedural formalities, including  the filing of any form equivalent to the Self-Declaration Form or any Affidavit necessary for that Obligor to obtain authorisation to make any payment of which the Relevant Sub Participant is beneficially entitled without a Tax Deduction.

(i)                                     Any Lender which enters into any sub participation or other risk sharing arrangement with a Relevant Sub Participant is only entitled to receive payments under this Clause with reference to any interest paid on the sub-participated commitment (i) to the same extent as such Lender would have been if it had not entered into such sub participation or (ii) for an amount equivalent to the Tax Deduction required by law to be applied on any payment made under this Agreement and beneficially owned by the sub participant, if lower.

12.3                        Tax indemnity

(a)                                 Each Obligor shall (within five Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)                                 Paragraph (a) above shall not apply:

(i)                                     with respect to any Tax assessed on a Finance Party:

(A)                               under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)                               under the law of the jurisdiction in which that Finance Party’s Permanent Establishment or Facility Office qualifying as a Permanent Establishment is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the overall net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party (including, without limitation, by reference to the net value of production of that Lender for IRAP purposes); or

(ii)                                  to the extent a loss, liability or cost:

(A)                               is compensated for by an increased payment under Clause 12.2 (Tax gross-up); or

(B)                               relates to a FATCA Deduction required to be made by a Party; or

(C)                               would have been compensated for by an increased payment under Clause 12.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 12.2 (Tax gross-up) applied.

(c)                                  A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall promptly notify the Borrower.

(d)                                 A Protected Party shall, on receiving a payment from the Company under this Clause 12.3 (Tax indemnity), notify the Agent.

12.4                        Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)                                 a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)                                 that Finance Party has obtained, utilised and fully retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by such Obligor.

12.5                        Tax Credit Clawback

If any Finance Party makes any payment to an Obligor pursuant to Clause 12.4 (Tax Credit) and such Finance Party subsequently determines, acting in good faith and in compliance with its internal policies, that the credit, relief, remission or repayment in respect of which such payment was made was not available or has been withdrawn or that it was unable to use such credit, relief, remission or repayment in full and provides relevant documentary evidence to such Obligor, it shall reimburse such Finance Party such amount as such Finance Party determines, acting in good faith, is necessary to place it in the same after tax position as it would have been in if such credit, relief, remission or repayment had been obtained and fully used and retained by such Finance Party.

12.6                        Stamp taxes

Each Obligor shall pay and, within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs for stamp duty, registration and other similar Taxes payable on, or at any time due or assessed, in respect of any Finance Document, other than in respect of an assignment or transfer by a Lender unless such assignment or transfer is made at the request of any Obligor. The indemnity referred to in this Clause 12.6 (Stamp taxes) will not apply to any stamp duty, registration or other similar tax payable as a result of (i) filings — for the purposes of the payment of the registration tax — made voluntarily by any Finance Party otherwise than in relation to the enforcement or preservation of their rights under the Finance Documents; or (ii) voluntary payment by any Finance Party of any such stamp duty (including imposta sostitutiva), registration or other similar tax made otherwise than in relation to the enforcement or preservation of their rights under the Finance Documents.

12.7                        Lender Status Confirmation

(a)                                 The Original Lender confirms to the Borrower that, in respect of any amount received or receivable by the relevant Original Lender under or in respect of the Facility it is, or it is not, a Qualifying Lender and, in case it is a Qualifying Lender, the relevant category of Qualifying Lender.

(b)                                 Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the Transfer Certificate which it executes on becoming a Party, and for the benefit of the Agent and without liability to the Borrower, which of the following categories it falls in:

(i)                                     not a Qualifying Lender;

(ii)                                  a Qualifying Lender (other than any entity falling within paragraph (iv) of the definition of Qualifying Lender or a Treaty Lender); or

(iii)                               a Treaty Lender.

(c)                                  If a New Lender fails to indicate its status in accordance with this Clause 12.7 (Lender Status Confirmation) then such New Lender shall be treated for the purposes of this Agreement (including by the Borrower) as if it is not a Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Borrower). For the avoidance of doubt, a Transfer Certificate shall not be invalidated by any failure of a Lender to comply with this Clause 12.7 (Lender Status Confirmation).

(d)                                 With reference to any payment made under any Finance Document by the Borrower, each Lender, which is a person included under paragraph (iv) of the definition of Qualifying Lender, and each Treaty Lender agree to provide, if applicable, the Borrower with, respectively, a Self-Declaration Form or, on an annual basis, an Affidavit on a date which falls at least seven Business Days prior to the date upon which interest is first due to be paid to it and thereafter within the end of January of any subsequent calendar year (or, if earlier, within at least seven Business Days prior to the subsequent date upon which the interest is due to be paid) and, in any case, whenever there is a change in the Lender’s status (including if it changes its tax residence) within twenty Business Days from the time change is effective (or, if earlier, within at least seven Business Days prior to the subsequent date upon which the interest is due to be paid).

(e)                                  Any Lender which enters into any sub participation or other risk sharing arrangement with a Relevant Sub Participant shall indicate in writing to the Agent and the Borrower, on or before the date of the sub participation or risk arrangement, whether (x) the sub-participation or risk sharing arrangements with a Relevant Sub-Participant affects the Lenders beneficial entitlement to any interest payable to it in respect of an advance under the Finance Documents; and (y) whether the Relevant Sub Participant would have been:

(i)                                     not a Qualifying Lender; or

(ii)                                  a Qualifying Lender (other than any entity falling within paragraph (iv) of the definition of Qualifying Lender or a Treaty Lender); or

(iii)                               any entity falling within paragraph (iv) of the definition of Qualifying Lender; or

(iv)                              a Treaty Lender.

if, on the date of the sub participation or risk arrangement, such Relevant Sub Participant was treated as if it were a Lender under this Agreement.

(f)                                   If a Lender fails to indicate the status of the Relevant Sub Participant, and/or the Relevant Sub Participant, which would have been treated as Treaty Lender if it were a party under this Agreement, fails to provide the Agent with any document equivalent to an Affidavit referred to in this Clause 12.7 (Lender Status Confirmation), then such Lender shall be treated for the purposes of this Agreement (including by the Borrower) as if it is not a Qualifying Lender until such time as it notifies the Agent and the Borrower which category applies (and the Agent, upon receipt of such notification, shall inform the Borrower) and/or the Relevant Sub-Participant provides the Agent with any Affidavit. For the avoidance of doubt, a Transfer Certificate shall not be invalidated by any failure of a Lender to comply with this Clause 12.7 (Lender status Confirmation).

12.8                        Value added tax

(a)                                 All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)                                 If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration)

(i)                                     (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT.  The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)                                  (where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(a)                                 Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any costs or expenses, that Party must also at the same time reimburse or indemnify (as the case may be) the Finance Party against all VAT incurred by the Finance Party in respect of such costs or expenses but only to the extent that the Finance Party (reasonably) determines that it is not entitled to credit or repayment from the relevant tax authority in respect of the VAT.

(b)                                 Any reference in this Clause 12.8 (VAT) to any Party shall, at any time when that Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or representative or head) of that group or unity at the relevant time (as the case may be).

(c)                                  In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

12.9                        Imposta Sostitutiva

The Original Lender, in agreement with the Borrower, hereby declare that they do not exercise the option to render this Agreement subject to the Imposta Sostitutiva established pursuant to article 17 of Presidential Decree No. 601 of 29 September, 1973, as amended and supplemented from time to time.

12.10                 FATCA Information

(a)                                 Subject to paragraph (c) below, each Party shall, within 10 Business Days of a reasonable request by another Party:

(i)                                     confirm to that other Party whether it is:

(A)                               a FATCA Compliant Party; or

(B)                               not a FATCA Compliant Party; and

(ii)                                  supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA;

(iii)                               supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)                                 If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)                                  Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)                                     any law or regulation;

(ii)                                  any fiduciary duty; or

(iii)                               any duty of confidentiality.

(d)                                 If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(ii) or (a)(iii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a

FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

12.11                 FACTA Deduction

(a)                                 Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)                                 Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Borrower, the Agent and the other Finance Parties.

13.                               INCREASED COSTS

13.1                        Increased costs

(a)                                 Subject to Clause 13.3 (Exceptions) the Borrower shall, within five Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement and shall include, for the avoidance of doubt, the implementation or application of, or compliance with Basel III or any law or regulation that implements or applies Basel III which apply generally to the financial institution and other entities subject to such regulation, provided, that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to have been introduced after the date of this Agreement, regardless of the date enacted, adopted or issued

(b)                                 In this Agreement “Increased Costs” means:

(i)                                     a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)                                  an additional or increased cost; or

(iii)                               a reduction of any amount due and payable under any Finance Document,

which is reasonably incurred or suffered and documented by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2                        Increased cost claims

(a)                                 A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)                                 Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

13.3                        Exceptions

(a)                                 Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)                                     attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)                                  attributable to a FATCA Deduction required to be made by a Party;

(iii)                               a Tax on the net income of a Finance Party or any of its Affiliates (including, without limitation, by reference to the net value of production of that Lender for IRAP purposes);

(iv)                              compensated for under another Clause (or would have been but for an exception to that Clause);

(v)                                 compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied);

(vi)                              attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation;

(vii)                           arising from or as a consequence of any transfer or sub-participation of a Lender’s interest in the Facility as at the date of such transfer;

(viii)                        attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 (“Basel II”) Basel III or CRD IV in the form existing on the date of this Agreement (save, for the avoidance of doubt, without prejudice to Clause 12.1 (Increased costs), paragraph (a) above, where this arises as a result of the implementation of Basel III) or any law or regulation that implements or applies Basel II, (without prejudice to Clause 12.1 (Increased costs), paragraph (a) above) Basel III or CRD IV in force at the date of this Agreement (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

(b)                                 In this Clause 13.3, a reference to a “Tax Deduction” has the same meaning given to that term in Clause 12.1 (Definitions).

14.                               OTHER INDEMNITIES

14.1                        Currency indemnity

(a)                                 If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)                                     making or filing a claim or proof against that Obligor; or

(ii)                                  obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within five Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (1) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (2) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)                                 Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2                        Other indemnities

The Borrower shall (or shall procure that an Obligor will), within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)                                 the occurrence of any Event of Default;

(b)                                 a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 28 (Sharing among the Finance Parties);

(c)                                  funding, or making arrangements to fund, its participation in the Loan requested by the Borrower in the Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)                                 the Loan (or part of such Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

14.3                        Indemnity to the Agent

The Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)                                 investigating any event which it reasonably believes is a Default;

(b)                                 acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(c)                                  instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement.

15.                               MITIGATION BY THE LENDERS

15.1                        Mitigation

(a)                                 Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality) or Clause 12 (Tax gross-up and indemnities), Clause 13 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)                                 Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

15.2                        Limitation of liability

(a)                                 The Borrower shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred and documented by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)                                 A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16.                               COSTS AND EXPENSES

16.1                        Transaction expenses

The Borrower shall promptly on demand pay the Agent and the Mandated Lead Arranger the amount of all costs and expenses (including legal fees) reasonably incurred (up to the maximum amount separately agreed with the Lender’s legal counsel) by any of them in connection with the negotiation, preparation, printing and execution of:

(a)                                 this Agreement and any other documents referred to in this Agreement; and

(b)                                 any other Finance Documents executed after the date of this Agreement.

16.2                        Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 29.9 (Change of currency), the Borrower shall, within five Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred and documented by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

16.3                        Enforcement costs

The Borrower shall, within five Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees and any registration taxes) incurred and documented by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7

GUARANTEE

17.                               GUARANTEE AND INDEMNITY

17.1                        Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)                                 guarantees to each Finance Party punctual performance by the Borrower of all that Borrower’s obligations under the Finance Documents (including, without limitation, all amounts which, but for any US Debtor Relief Law, would become due and payable and all interest accruing after the commencement of any proceeding under a US Debtor Relief Law at the rate provided for in the relevant Finance Document, whether or not allowed in any such proceeding);

(b)                                 undertakes with each Finance Party that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall within five Business Days of receiving a demand pay that amount as if it was the principal obligor; and

(c)                                  agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of the Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due.

17.2                        Continuing guarantee

This guarantee is a first demand guarantee (garanzia autonoma a prima richiesta) and is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.3                        Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of any Guarantor under this Clause 17 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

17.4                        Waiver of defences

(a)                                 The obligations of each Guarantor under this Clause 17 will not be affected by an act, omission, matter or thing which, but for this Clause 17, would reduce, release or prejudice any of its obligations under this Clause 17 (without limitation and whether or not known to it or any Finance Party) including:

(i)                                     any time, waiver or consent granted to, or composition with, any Obligor or other person;

(ii)                                  the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(iii)                               the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)                              any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(v)                                 any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(vi)                              any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(vii)                           any insolvency or similar proceedings.

(b)                                 Without limiting to the foregoing, each Guarantor hereby expressly and irrevocably agrees that the provisions of Capo XXII, Libro IV of the Italian Civil Code, including without limitation the provisions of articles 1239, 1939, 1941, 1944, 1945, 1947, 1948, 1949, 1955, 1956 and 1957 of the Italian Civil Code, shall not apply to this guarantee (and, therefore, each Guarantor hereby expressly and irrevocably waives such provisions).

17.5                        Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 17. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.6                        Requirement of notice

A Finance Party may not make any claim against the Guarantor unless such Finance Party has first delivered a written notice to the Guarantor requiring the relevant payment to be made within ten (10) Business Days. It remains understood that, should the Borrower pay the requested amount in full within the above-mentioned period, the Guarantor shall not be required to make any payment in connection with the written request received from such Finance Party.

17.7                        Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)                                 refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)                                 hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 17.

17.8                        Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 17:

(a)                                 to be indemnified by an Obligor;

(b)                                 to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)                                  to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)                                 to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 17.1 (Guarantee and Indemnity);

(e)                                  to exercise any right of set-off against any Obligor; and/or

(f)                                   to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 30 (Payment mechanics).

17.9                        Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

17.10                 Limitations with respect to the Original Guarantor

(a)                                 Notwithstanding anything to the contrary contained herein or in any other Finance Document, the parties hereto agree that  the liability of the Original Guarantor hereunder shall be limited to an amount not to exceed as of any date of determination the greater of:

(i)                                     the net amount of the Loan and other extensions of credit advanced under the Finance Documents and directly or indirectly re-loaned or otherwise transferred to, or incurred for the benefit of, such Guarantor, plus interest thereon at the applicable rate specified in this Agreement; or

(ii)                                  the amount that could be claimed by the Agent and Lenders from such Original Guarantor under this guarantee without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Original Guarantor’s right of contribution and indemnification from each other Guarantor under paragraph (b) below.

(b)                                 To the extent that any Guarantor shall make a payment under this Guarantee (a “Guarantor Payment”) of all or any obligations of the Borrower (“Guaranteed Obligations”) that, taking into account all other Guarantor Payments then previously or concurrently made by the other Guarantors, exceeds the amount that such Guarantor would otherwise have paid if the Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion that such Guarantor’s “Allocable Amount” (as defined below) (in effect immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of all of Guarantors in effect immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Guaranteed Obligations and termination of the Commitments, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each of the other Guarantors for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the maximum amount of the claim that could then be recovered from such Guarantor under this guarantee without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law of the jurisdiction of such Guarantor.

This paragraph (b) is intended only to define the relative rights of the Guarantors and nothing set forth in this paragraph (b) is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Guarantee.

The rights of the parties under this paragraph (b) shall be exercisable upon (and fully subordinated to) the indefeasible payment of the Guaranteed Obligations in full and in cash and the termination of this Agreement and the other Finance Documents.

The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of any Guarantor to which such contribution and indemnification is owing.

(c)                                  Without prejudice to paragraphs (a) and (b) above, the maximum amount guaranteed under the guarantee granted by the Original Guarantor pursuant this Clause 17 (Guarantee and Indemnity), also for the purpose of article 1938 of the Italian Civil Code, is equal to Euro 300,000,000.

17.11                 Service of process

All notice in connection with the guarantee granted by the Original Guarantor under this Clause 17 including any process shall be served to the attention of Luxottica US Holding, Piazzale Cadorna no. 3, 20063 — Milan, Italy, attention of Dott. Marco Bigatti.

17.12                 Additional Guarantors

(a)                                 Subject to compliance with the provisions of Clause 19.7 (“Know your customer” checks), the Borrower shall procure that any its Subsidiaries acting as transferee with respect to any sale, lease, transfer or other disposal or disposals set forth under Clause 21.6 (Disposals), paragraph (b)(vii) becomes an Additional Guarantor by delivering to the Agent a duly completed and executed Accession Letter, it being understood that such Accession Letter will include reasonably applicable limitation languages in order to avoid to have the Subsidiary in any breach any legal or regulatory requirement in light of the granting of the relevant guarantee under the Accession Letter.

(b)                                 That Subsidiary shall become an Additional Guarantor if the Agent has received all of the documents and other evidence listed in Part I — Schedule 13 (Additional Guarantors) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent (acting reasonably and in good faith).

(c)                                  The Agent shall notify the Borrowers and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it but acting reasonably and in good faith) all the documents and other evidence listed in Part I — Schedule 13 (Additional Guarantors).

(d)                                 Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

18.                               REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 18 with respect to itself and, where specifically indicated, with respect to each Material Subsidiary, Subsidiary or member of the Group, to each Finance Party on the date of this Agreement.

18.1                        Status

(a)                                 It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation subject to Clause 21.7 (Merger), paragraph (a).

(b)                                 It and each of its Material Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

18.2                        Binding obligations

The obligations expressed to be assumed by it in each Finance Document are, subject to any general principles of law as at the date of this Agreement limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation), legal, valid, binding and enforceable obligations.

18.3                        Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)                                 any law or regulation applicable to it;

(b)                                 its or any of its Subsidiaries’ constitutional documents; or

(c)                                  any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Material Subsidiaries’ assets in any material respect.

18.4                        Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

18.5                        Validity and admissibility in evidence

All Authorisations required:

(a)                                 to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)                                 to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

18.6                        Governing law and enforcement

(a)                                 The choice of Italian law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation; and

(b)                                 any judgment obtained in Italy in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation,

in each case subject to any general principles of law specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation).

18.7                        Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document to a Lender which is a Qualifying Lender.

18.8                        No filing or stamp taxes

(a)                                 As of the date hereof under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents save for:

(i)                                     in any “case of use” (caso d’uso), including the filing, recording or enrolment of any Finance Document with any Italian judicial authority (when carrying out any administrative activity) or administrative authority (unless such filing is mandatory at law); or

(ii)                                  on voluntary registration (registrazione volontaria) of any Finance Document with the Italian tax authority; or

(iii)                               in the event any of the provisions of the Finance Document is mentioned (according to the enunciazione principle) in any separate document entered into between the same parties (alone or together with other parties) which have not been previously registered and in respect of which any of the conditions described at paragraphs (i) to (iii) above is met; or

(iv)                              where any Finance Document is enforced in Italy either by way of a direct court judgment or an exequatur of a judgment rendered outside Italy; or

(v)                                 any registration or filing required to be made with the US Securities and Exchange Commission, Commissione Nazionale per le Società e la Borsa (CONSOB) or any other regulatory authority.

(b)                                 No stamp, registration, documentary or similar tax levied by the State of New York or the United States is required to be paid in connection with the execution of this Agreement.

18.9                        No default

(a)                                 No Event of Default is continuing or would reasonably be expected to result from the making of the Loan.

(b)                                 No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its assets or the assets of any of its Subsidiaries are subject which is reasonably likely to have a Material Adverse Effect.

18.10                 No misleading information

(a)                                 Any factual written information supplied by any member of the Group pursuant to the terms of this Agreement (the “Information”) is true and accurate in all material respects as at the date it is provided or as at the date (if any) at which it is stated.

(b)                                 To the best of its knowledge and belief, nothing has occurred or been omitted from the Information which would result in the Information being untrue or misleading in any material respect.

(c)                                  Any financial projections contained in the Information have been prepared in good faith on the basis of recent historical information and on the basis of assumptions believed to be reasonable at the time such financial projections were prepared.

(d)                                 The representations and warranties in this Clause 18.10 are made as and when the relevant information is provided.

18.11                 Financial statements

(a)                                 The most recent audited Consolidated Financial Statements (in the case of the Borrower) and audited consolidated financial statements (in the case of the Original Guarantor) delivered to the Agent were prepared in accordance with the Accounting Principles consistently applied.

(b)                                 The most recent audited Consolidated Financial Statements (in the case of the Borrower) and audited consolidated financial statements (in the case of the Original Guarantor) delivered to the Agent in each case fairly represent the consolidated financial condition and operations of the relevant company or the Group in the case of the Borrower during the relevant financial year.

(c)                                  There has been no material adverse change in the business or consolidated financial condition of the Group since the date of the Original Financial Statements which would affect the Borrower’s ability to perform their payment obligations under the Finance Documents.

18.12                 Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

18.13                 No proceedings pending or threatened

No litigation, arbitration, investigation or administrative proceedings of or before any court, arbitral body or agency have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries which are reasonably likely to be adversely determined and, if adversely determined, are reasonably likely to have a Material Adverse Effect.

18.14                 Environmental matters

(a)                                 Each member of the Group has performed and observed in all material respects all Environmental Laws, Environmental Permits and all other material covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with any real property which is or was at any time owned, leased or occupied by any member of the Group or on which any member of the Group has conducted any activity, in each case where failure to do so is reasonably likely to have a Material Adverse Effect.

(b)                                 No Environmental Claim has been commenced or (to the best of its knowledge and belief) is threatened against any member of the Group which is reasonably likely to be adversely determined and if so determined is reasonably likely to have a Material Adverse Effect.

18.15                 Taxation

The Company represents that:

(a)                                 it is not materially overdue in the filing of any relevant Tax returns or filings relating to any amount of Tax and it is not overdue in the payment of any material amount in respect of Tax, except where contested in good faith and with due diligence and the relevant amounts have been allocated to appropriate reserves in the relevant financial statements;

(d)                                 no claims or investigations are being, or are likely to be, made or conducted against it with respect to Taxes which are reasonably likely to be adversely determined and, if so adversely determined, would have a Material Adverse Effect; and

(b)                                 it is resident for Tax purposes only in the jurisdiction of its incorporation.

18.16                 Intellectual Property

It is not aware of any adverse circumstance relating to validity, subsistence or use of any of the Group’s Intellectual Property which could reasonably be expected to have a Material Adverse Effect.

18.17                 Security

Save for Permitted Security, no Security exists over all or any of the assets of any member of the Group.

18.18                 Consents and Approvals and compliance with U.S. regulations

(a)                                 All consents, licences, authorisations and other approvals necessary for the conduct of the business of any member of the Group as carried on at the date hereof have been, or when required will be obtained where failure to obtain would reasonably be expected to have a Material Adverse Effect, their terms and conditions have been complied with where any failure to comply would reasonably be expected to have a Material Adverse Effect and they have not been and, so far as it is aware, will not be revoked or otherwise terminated where such revocation or termination is reasonably likely to have a Material Adverse Effect.

(b)                                 It is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock and no proceeds of the Loan will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

18.19                 No Winding-up

Save for any solvent liquidation permitted under Clause 21.7 (Merger), paragraph (c), no Obligor nor any of its Material Subsidiaries have taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of its knowledge and belief having made all reasonable enquiry) threatened in writing against any Obligor nor any of its Material Subsidiaries for its winding-up, dissolution, administration, extraordinary administration (amministrazione straordinaria), bankruptcy (fallimento) or composition with creditors (concordato preventivo) unless any Agreed Exception applies to such procedure.

18.20                 Pension Schemes

Each member of the Group is in compliance with all applicable laws and contracts relating to pension schemes (if any) for the time being operated by it or in which it participates and each such pension scheme is adequately funded based on reasonable actuarial assumptions and recommendations as required by law in each case where failure to do so is reasonably likely to have a Material Adverse Effect.

18.21                 ERISA and Multiemployer Plans

(a)                                 Each Employee Plan is in compliance in form and operation with ERISA and the Code and all other applicable laws and regulations save where any failure to comply would not reasonably be expected to have a Material Adverse Effect.

(b)                                 Each Employee Plan which is intended to be qualified under Section 401 (a) of the Code has been determined by the IRS to be so qualified.

(c)                                  There exists no Unfunded Pension Liability with respect to any Employee Plan, except as would not have a Material Adverse Effect.

(d)                                 Neither the US Group Company nor any ERISA Affiliate has incurred a complete or partial withdrawal from any Multiemployer Plan that would reasonably be expected to have a Material Adverse Effect, and if each of the U.S. Group Companies and each ERISA Affiliate were to withdraw in a complete withdrawal as of the date hereof, the aggregate withdrawal liability that would be incurred would not reasonably be expected to have a Material Adverse Effect.

(e)                                  Each US Group Company and any ERISA Affiliate has made all material contributions to or under each such Employee Plan required by law within the applicable time limits prescribed thereby, the terms of such Employee Plan, or any contract or agreement requiring contributions to an Employee Plan save where any failure to comply would not reasonably be expected to have a Material Adverse Effect.

(f)                                   Neither any US Group Company nor any ERISA Affiliate has incurred or reasonably expects to incur any liability to PBGC save for any liability for premiums due in the ordinary course or other liability which would not reasonably be expected to have a Material Adverse Effect.

(g)                                  No Employee Plan is, or is expected to be, in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code, except as would not reasonably be expected to have a Material Adverse Effect.

(h)                                 Neither an Obligor nor any of its ERISA Affiliates has received any notice, of the imposition of withdrawal liability or of a determination that a Multiemployer Plan is, or is expected to be, in “endangered” or “critical” status, within the meaning of Section 305 of ERISA, except to the extent that such imposition of liability or determination would not reasonably be expected to have a Material Adverse Effect.

18.22                 Sanctions

(a)                                 The Borrower is not, and none of the directors or other officers of the Borrower is, a Sanctions Restricted Person.

(b)                                 No member of the Group and none of the directors or other officers of any member of the Group is a Sanctions Restricted Person.

18.23                 Federal Reserve Regulations

(a)                                 No Obligor is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

(b)                                 None of the proceeds of the Loan or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of buying or carrying any Margin Stock, for the purpose of reducing or retiring any Financial Indebtedness that was originally incurred to buy or carry any Margin Stock or for any other purpose which might cause all or the Loan or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulation U or Regulation X.

18.24                 Investment Companies

(a)                                 No Obligor, nor any Subsidiary of a US Obligor, is or is required to be registered as an “investment company” under the U.S. Investment Company Act of 1940 (the “1940 Act”).

(b)                                 Neither the making of the Loan, or the application of the proceeds or repayment of the Loan by any Obligor nor the consummation of the other transactions contemplated by this agreement will violate any provision of such act or any rule, regulation or order of the SEC under the 1940 Act.

18.25                 Repetition

The Repeating Representations are deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on the date of the Utilisation Request and the first day of each Interest Period.

19.                               INFORMATION UNDERTAKINGS

The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1                        Financial statements

The Borrower shall supply or procure the supply to the Agent in sufficient copies for all the Lenders:

(a)                                 as soon as practicable after the same become available, but in any event within 180 days after the end of each of its financial years its audited Consolidated Financial Statements for that financial year and (during the Relevant Pro-Forma Period), the Consolidated Pro-Forma Financial Statements; and

(b)                                 as soon as practicable after the same become available, but in any event within 120 days after the end of its half-financial year ending 30 June of each financial year its Consolidated Half-Yearly Financial Statements for that financial half-year and (during the Relevant Pro-Forma Period), the Consolidated Pro-Forma Half-Yearly Financial Statements.

The Original Guarantor shall supply or procure the supply to the Agent (in sufficient copies for all the Lenders) as soon as practicable after they become available, but in any event within 180 days of each of its financial years its audited consolidated financial statements for that financial year.

19.2                        Compliance Certificate

(a)                                 The Borrower shall supply or procure to supply to the Agent, with each set of financial statements delivered pursuant to paragraph (a) of Clause 19.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 20 (Financial covenants) as at the date as at which those financial statements were drawn up.

(b)                                 Each Compliance Certificate shall be signed by an Authorised Signatory and by the Borrower’s auditors, it being agreed that should the Borrower’s auditors refuse to sign the compliance certificate for internal policy reasons of such auditors (but not, for the avoidance of doubt, by reason of breach of the relevant financial covenant) this shall not be an Event of Default but the Borrower shall nevertheless use reasonable endeavours to ensure that its auditors provide some other form of confirmation in a form and substance satisfactory to the Lenders.

19.3                        Requirements as to financial statements

(a)                                 Each set of financial statements delivered by the Borrower pursuant to Clause 19.1 (Financial statements) shall be certified by an Authorised Signatory of the Borrower as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

(b)

(i)                                     The Borrower shall procure that each set of financial statements delivered pursuant to Clause 19.1 (Financial statements) is prepared using the Accounting Principles, and in respect only of the Consolidated Financial Statements and Consolidated Half-Yearly Financial Statements using accounting practices and financial reference periods consistent with those applied in the preparation of its Original Financial Statements unless, in relation to any set of Consolidated Financial Statements or Consolidated Half-Yearly Financial Statements (as the case may be), it notifies the Agent that there has been a change in the Accounting Principles or reference periods and its auditors deliver to the Agent:

(A)                               a description of any change necessary for those Consolidated Financial Statements or Consolidated Half-Yearly Financial Statements (as the case may be) to reflect the Accounting

                                                Principles and reference periods upon which its Original Financial Statements were prepared; and

(B)                               sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 20 (Financial covenants) has been complied with and make an accurate comparison between the consolidated financial position indicated in those financial statements and its Original Financial Statements.

(ii)                                  If the Borrower notifies the Agent of a change in accordance with paragraph (i) above then, subject to paragraph (iii) below, the Borrower and Agent shall enter into negotiations in good faith with a view to agreeing:

(A)                               whether or not the change might result in any material alteration in the commercial effect of any of the terms of this Agreement; and

(B)                               if so, any amendments to this Agreement which may be necessary to ensure that the change does not result in any material alteration in the commercial effect of those terms, and if any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms.

(iii)                               There shall be no obligation on the Borrower to negotiate or agree to amendments in accordance with paragraph (ii) above to reflect, or as a result of a change to the extent that it relates to, matters the subject of The International Financial Reporting Interpretations Committee (IFRIC) interpretation IFRIC 4 entitled ‘Determining whether an Arrangement contains a Lease’ and the accounting treatment of leases.

(iv)                              There shall be no obligation on the Borrower to negotiate or agree to amendments in accordance with paragraph (ii) above to reflect, or as a result of a change to the extent that it relates to, matters the subject of IFRS 16 (Lease).

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

19.4                        Information: miscellaneous

The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests), to the extent this does not breach any applicable law or regulation (including regulation applicable to listed companies):

(a)                                 all documents dispatched by the Borrower to all of their respective creditors generally (in their capacity as creditor), or any class of them, at the same time as they are dispatched or as soon as practicable thereafter;

(b)                                 at the same time as they are dispatched, copies of all documents dispatched by the Borrower to their shareholders generally (or any class of them) provided that, if the Borrower supply such information through the Borrower’s website to shareholders and notify the Agent of the publication of such information onto such website, such information will not need to be delivered to the Agent in paper form;

(c)                                  as soon as practicable upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, which are reasonably likely to be adversely determined and which would, if adversely determined, have a Material Adverse Effect;

(d)                                 promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request which the Borrower can provide without breaching any applicable law or regulation or contract;

(e)                                  promptly, (i) notification to the Agent following the Borrower becoming aware if any member of the Group or any director or officer of the Group becomes a Sanctions Restricted Person, and (ii) upon the Borrower becoming aware of the same, supply to the Agent, to the extent possible without loss of privilege, details of any claim, action, suit, proceedings or investigation against any member of the Group with respect to Sanctions.

19.5                        Notification of default

Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

19.6                        Use of websites

(a)                                 The Borrower may satisfy their obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Borrower and the Agent (the “Designated Website”) if:

(i)                                     the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)                                  both the Borrower and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)                               the information is in a format previously agreed between the Borrower and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Borrower accordingly and the Borrower shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Borrower shall supply the Agent with at least one copy in paper form of any information required to be provided by it

(b)                                 The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Agent.

(c)                                  The Borrower shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)                                     the Designated Website cannot be accessed due to technical failure;

(ii)                                  the password specifications for the Designated Website change;

(iii)                               any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)                              any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)                                 it become aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Borrower notifies the Agent under paragraph (i) or paragraph (v) above, all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)                                 Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Borrower shall comply with any such request within ten Business Days.

19.7                        “Know your customer” checks

(a)                                 If:

(i)                                     the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)                                  any change in the status of an Obligor after the date of this Agreement; or

(iii)                               a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)                                 Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

19.8                        Change of the Accounting Principles: information to be provided to the Agent

In case of changes of the Accounting Principles following the date hereof, should the Borrower deliver to the Agent pursuant to Clause 19.1 (Financial Statements), paragraph (a) its last audited consolidated financial statements prepared by using the Accounting Principles applicable before such changes, without prejudice to Clause 19.2 (Compliance Certificate) above, the Borrower shall supply to the Agent, with such financial statements, a notice setting out (in reasonable detail) the Consolidated Total Net Debt and the Consolidated EBITDA in respect of the Relevant Period calculated on the basis of the Accounting Principles as existing at the time such notice is delivered to the Agent.

20.                               FINANCIAL COVENANTS

20.1                        Financial definitions

In this Clause 20:

“Consolidated EBITDA” means in respect of any Relevant Period, the consolidated income from operations of the Group for that Relevant Period after adding back all amounts deducted from consolidated income from operations for depreciation, amortisation, write-downs of goodwill and other intangible assets, and extraordinary or non-recurring items, as determined from the Consolidated Financial Statements.

“Consolidated Total Net Debt” means at the end of any Relevant Period, as determined from the Consolidated Financial Statements, the sum of:

(a)                                 bank overdrafts; plus

(b)                                 notes payable; plus

(c)                                  current portion of long term debt; plus

(d)                                 long term debt,

less:

(e)                                  Cash and Cash Equivalents,

(f)                                   Restricted Cash.

provided that any liability in respect of a lease or hire purchase contract which would, in accordance with Accounting Principles in force as at the date of this Agreement are treated as an operating lease shall not be accounted in the Consolidated Total Net Debt.

“Restricted Cash” means cash held as security against any bank indebtedness incurred as bank overdrafts, notes payable, current portion of long term debt, or long term debt.

20.2                        Financial condition

The Borrower shall ensure that Consolidated Total Net Debt in respect of any Relevant Period shall not at any time exceed 3.5 times the Consolidated EBITDA for such Relevant Period (as the case may be).

20.3                        Financial testing

The financial covenants set out in Clause 20.2 (Financial condition) shall be tested by reference to each of the Consolidated Financial Statements, as calculated by reference to the applicable Accounting Principles, and each relevant Compliance Certificate delivered pursuant to Clause 19.2 (Compliance Certificate), for the applicable Relevant Period.

21.                               GENERAL UNDERTAKINGS

The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1                        Authorisations

Each Obligor shall promptly comply with and do all that is necessary to maintain in full force and effect and obtain any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure (subject to any general principles of law specifically referred to in any legal opinion delivered pursuant to Clause 4.1 (Initial conditions precedent)) the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

21.2                        Compliance with laws

Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

21.3                        Negative pledge

In this Clause 21.3, “Quasi-Security” means an arrangement or transaction described in paragraph (b) below,

(a)                                 No Obligor shall (and the Borrower shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b)                                 No Obligor shall (and the Borrower shall ensure that no other member of the Group will):

(i)                                     sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(ii)                                  sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)                               enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)                              enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)                                  Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi-Security listed below:

(i)                                     any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(ii)                                  any Security created by a member of the Group in the ordinary course of its banking or investment arrangements under the customary terms of a bank or securities intermediary where such member maintains an account;

(iii)                               any payment or close out netting or set-off arrangement pursuant to any hedging transaction entered into by a member of the Group for the purpose of:

(A)                               hedging any risk to which any member of the Group is exposed in its ordinary course of trading; or

(B)                               its interest rate or currency management operations which are carried out in the ordinary course of business and for non-speculative purposes only,

excluding, in each case, any Security or Quasi-Security under a credit support arrangement in relation to a hedging transaction;

(iv)                              any lien arising by operation of law and in the ordinary course of trading;

(v)                                 any Security over or affecting any asset acquired by a member of the Group after the date of this Agreement if:

(A)                               the Security was in existence on the date of such acquisition and was not created in contemplation of the acquisition of that asset by a member of the Group; and

(B)                               the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a member of the Group;

(vi)                              any Security over or affecting any asset of any company that becomes a member of the Group after the date of this Agreement (a “Newly-Acquired Subsidiary”), where the Security is created prior to the date on which the Newly- Acquired Subsidiary becomes a member of the Group, if:

(A)                               the Security was in existence on the date of such acquisition and was not created in contemplation of the acquisition of the Newly- Acquired Subsidiary; and

(B)                               the principal amount secured has not increased in contemplation of or since the acquisition of the Newly-Acquired Subsidiary other than as permitted by a revolving credit facility or other arrangement entered into by the Newly-Acquired Subsidiary that is in effect at the time of, and not entered into in contemplation of, the acquisition

(vii)                           any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any member of the Group;

(viii)                        any Security incidental to the normal conduct of the business of the Borrower or any Subsidiary or the ownership of their properties or assets which is not incurred in connection with the incurrence of any Financial Indebtedness, including indebtedness any Security or Quasi-Security in connection with deposits to landlords for lease rentals or to any tax or customs & excise authority, utility company or car leasing company, in each case granted in the ordinary course of the business of the relevant member of the Group;

(ix)                              any Existing Security, any Security granted by a member of the Group other than an Obligor existing on the date of this Agreement and any Security securing Financial Indebtedness that refinances the Financial Indebtedness secured by any such existing Security so long as the principal amount of the Financial Indebtedness secured by such Security does not increase and such Security is not extended to other property;

(x)                                 any cash collateral granted in relation to the issue of a Bank Guarantee up to an amount equal to €30,000,000 in the aggregate at any time (without double counting any liability of the Borrower or any member of the Group under such Bank Guarantee);

(xi)                              any Security or Quasi-Security in connection with the sale of receivables on recourse terms and/or factoring the principal amount of which does not in aggregate exceed €50,000,000; or

(xii)                           any Security or Quasi Security on fixed assets (or any improvement thereon) or in rights relating thereto, in each case, acquired or constructed by the Borrower or any Subsidiary after the date of this Agreement to secure Financial Indebtedness of the Borrower or such Subsidiary incurred in connection with such acquisition or construction, provided that (i) no such Security shall extend to or cover any property other than the property (or improvement thereon) being acquired or constructed, (ii) the amount of Financial Indebtedness secured by any such Security shall not exceed an amount equal to the lesser of (A) the cost to the Borrower or such Subsidiary of the property (or improvement thereon) being acquired or constructed or (B) the fair market value (as determined in good faith by the Borrower) of such property, determined at the time of such acquisition or at the time of substantial completion of such construction, and (iii) such Security shall be created concurrently with or within 30 days after such acquisition or the substantial completion of such construction;

(xiii)                        any other Security or Quasi-Security not referred to in sub-paragraphs (i) to (xii) of this paragraph (c) securing indebtedness permitted under Clause 21.12 (Indebtedness for Borrowed Money) the principal amount of which does not in aggregate exceed 20 per cent. of the Consolidated Equity of the Group, in each case as determined at the end of any Relevant Period by reference to the Consolidated Financial Statements in respect of such Relevant Period.

21.4                        Segregation of assets or revenues under the Italian Civil Code

The Borrower shall not segregate assets or revenues pursuant to Article 2447-bis (Patrimoni Destinati ad uno Specifico Affare) of the Italian Civil Code, letters (a) and (b), without the prior written consent of the Agent (acting on the instructions of the Majority Lenders).

21.5                        Intellectual Property

(a)                                 The Borrower shall, and it shall procure that each Group member shall, do all acts as are reasonably practicable to maintain, protect and safeguard the Intellectual Property which is necessary for the business of the relevant member of the Group and not terminate or discontinue the use of any such Intellectual Property save in each case when failure to do so is reasonably likely to have a Material Adverse Effect.

(b)                                 The Borrower shall not, and it shall ensure that no member of Group shall:

(i)                                     use or allow to be used, or take any step or omit to take any step in respect of any Intellectual Property, in any way which is reasonably likely to have a Material Adverse Effect; and

(ii)                                  without the prior written consent of the Agent, dispose of or transfer or terminate or enter into any contract or licence in respect of any Intellectual Property, where this is reasonably likely to have a Material Adverse Effect.

21.6                        Disposals

(a)                                 No Obligor shall (and the Borrower shall ensure that no other member of the Group will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)                                 Paragraph (a) above does not apply to any sale, lease, transfer or other disposal or disposals:

(i)                                     made in the ordinary course of the business of the disposing entity;

(ii)                                  of assets in exchange for other assets comparable or superior as to type, value and quality;

(iii)                               made in order to comply with regulation, rules or other order of any antitrust or similar body issued or applicable in the context of the Delfin/Essilor Transaction;

(iv)                              the proceeds of which are applied to the acquisition by any member of the Group, of property or assets (including the capital stock of any entity) that replaces the relevant property or assets disposed of, or in property or assets that will be used or useful in the business or operations of the Group, within 365 days;

(v)                                 a pro quota amount (considering the other Financial Indebtedness of the Group in relation to which the relevant companies of the Group have undertaken any mandatory prepayment with respect to disposals of the same nature) of the proceeds of which are applied in voluntary prepayment of any of the Facility in accordance with the terms of this Agreement (such payment to occur on the last day of the Interest

                                                Period for the Loan being prepaid during which such disposed proceeds are received by the relevant member of the Group);

(vi)                              without prejudice to paragraph (vii) below:

(A)                               in respect of any assets disposed in the ordinary course of  its business by an Obligor to another member of the Group (including to another an Obligor); and

(B)                               in respect of any assets by a member of the Group (other than an Obligor) to another member of the Group (including an Obligor);

(vii)                           in respect of any assets, made out of the ordinary course of the relevant Obligor’s business, by a an Obligor to another member of the Group (other than an Obligor) as long as the relevant transferee shall become within 15 Business Days following the effective date of the relevant sale, lease, transfer or other disposal or disposals an Additional Guarantor in accordance with Clause 17.12 (Additional Guarantors) of this Agreement;

(viii)                        of obsolete equipment, inventory, fixtures or other assets not required for the Group’s business;

(ix)                              which is a sale and leaseback transaction;

(x)                                 comprising the granting of leases or sub-leases of premises not presently required for the business of any member of the Group and which are on arm’s length commercial terms;

(xi)                              that is a disposal of own treasury shares (azioni proprie); or

(xii)                           of shares or other ownership interests in any member of the Group by a member of the Group to another member of the Group, subject always to Clause 7.2 (Change of control); or

(xiii)                        where the book value of the assets (when aggregated with the book value of the assets for any other sale, lease, transfer or other disposal by the Group, other than any permitted under paragraphs (i) to (xii) above) carried out over the period from the date hereof to the Termination Date does not exceed 30 per cent. of the Consolidated Total Assets of the Group at the end of any Relevant Period as determined by the Consolidated Financial Statements for the Relevant Period from the date hereof to the Termination Date.

21.7                        Merger

No Obligor nor any Material Subsidiaries shall (and the Borrower shall ensure that no other Material Subsidiaries will enter into any amalgamation, demerger, merger or corporate reconstruction (each, a “Corporate Reconstruction”)) save for:

(a)                                 any transaction and activity to be made under the Delfin — Essilor Transaction; or

(b)                                 any Corporate Reconstruction entered into on a solvent basis between members of the Group (other than any Obligor); or

(c)                                  any solvent reorganization or solvent liquidation of any member of the Group (other than any Obligor) provided that:

(i)                                     following the implementation of the relevant solvent reorganization or solvent liquidation all assets of the reorganized / liquidated entity are transferred to another member of the Group; and

(ii)                                  as a consequence of such solvent reorganization or solvent liquidation, no Event of Default shall occur; or

(d)                                 mergers and Corporate Reconstructions entered into by a member of the Group on a solvent basis and in accordance with applicable laws with any corporate entity following the acquisition by such member of the Group of such entity; or

(e)                                  without prejudice to the undertakings set forth under Clause 20 (Financial Covenants), any merger entered into by a member of the Group (other than the Borrower or the Original Guarantor) with third parties on a solvent basis and in accordance with applicable laws provided that (i) as a consequence of such merger no Event of Default occurs or may be expected to occur, and (ii) the enterprise value of any relevant third party participating to such a merger has an enterprise value higher than zero; or

(f)                                   save to the extent such transformation or equivalent process is reasonably likely to have a Material Adverse Effect:

(i)                                     transformations of any Italian member of the Group from a società a responsabilità limitata to a società per azioni (or vice versa); or

(ii)                                  the change in the corporate status and/or form and/or tax status of any U.S. Group Company including without limitation, from a corporation to a limited liability corporation (or vice versa); or

(iii)                               the equivalent of paragraphs (i) and (ii) above with respect to any member of the Group incorporated in any jurisdiction,

provided that if so requested by the Agent, a Guarantor that is the subject of any Corporate Reconstruction confirms, promptly following its implementation, its obligations hereunder to the Lenders, such confirmation to be in form and substance reasonably satisfactory to the Agent (acting reasonably and in good faith).

21.8                        Change of business

The Borrower shall procure that no substantial change is made to the general nature of the business of the Borrower or the Group from that carried on at the date of this Agreement, where such change is reasonably likely to have a Material Adverse Effect.

21.9                        Insurance

Each Obligor shall (and it shall ensure that each member of the Group will) maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

21.10                 Environmental Matters

(a)                                 Each Obligor shall (and the Borrower shall ensure that each member of the Group will) comply in all material respects with all applicable Environmental Laws and obtain and maintain any requisite Environmental Permits applicable to it in each case where failure to do so is reasonably likely to have a Material Adverse Effect.

(b)                                 The Borrower shall inform the Agent in writing as soon as reasonably practicable upon becoming aware of the same:

(i)                                     if any Environmental Claim has been commenced or (to the best of that Borrower’s knowledge and belief) is threatened against any member of the Group; or

(ii)                                  of any facts or circumstances which will or are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Group, where in each case the claim is reasonably likely to be adversely determined against that member of the Group and if so determined is reasonably likely to have a Material Adverse Effect.

21.11                 Taxation

Each Obligor shall pay all Taxes imposed upon it or its assets within the time period allowed without incurring penalties where failure to do so is reasonably likely to have a Material Adverse Effect, (save to the extent that payment is being contested in good faith, where such payment can be lawfully withheld).

21.12                 Indebtedness for Borrowed Money

The Obligors will procure that no member of the Group not being an Obligor will incur, create or permit to subsist any Indebtedness for Borrowed Money or enter into any arrangement or agreement to create, incur or permit to subsist any Indebtedness for Borrowed Money save for any Indebtedness for Borrowed Money:

(a)                                 arising under or permitted pursuant to the Finance Documents;

(b)                                 owed by any entity acquired by any member of the Group (including any refinancing of such Indebtedness for Borrowed Money) provided that (i) it was not created in contemplation of such acquisition; and (ii) it shall be included within the basket set out in paragraph (d) below, at any time following the date falling 12 months after the date of such acquisition;

(c)                                  intercompany loans received from a Group member in the ordinary course of business; or

(d)                                 other Indebtedness for Borrowed Money not referred in paragraphs (a) to (c) above which does not exceed 20 per cent. of the Consolidated Equity of the Group  (when aggregated with any loans and guarantees issued in accordance with paragraph (b)(iv) of Clause 21.13 (Loans and Guarantees); in each case as determined at the end of any Relevant Period by the Consolidated Financial Statements for the Relevant Period.

21.13                 Loans and Guarantees

(a)                                 The Borrower shall ensure that no member of the Group that is not an Obligor will make any loans, grant any credit (save in the ordinary course of business) or give any guarantee or indemnity to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any person.

(b)                                 Paragraph (a) above shall not apply to:

(i)                                     any guarantees or counter-indemnities in respect of guarantees to (1) any applicable VAT office for accelerated VAT refunds (2) landlords for lease rentals (3) any tax or customs and excise authority, utility company or car leasing company in each case granted in the ordinary course of business;

(ii)                                  any guarantees or counter-indemnities in respect of any Bank Guarantee issued in the ordinary course of business;

(iii)                               other guarantees granted in the ordinary course of business (excluding guarantees in respect of Indebtedness for Borrowed Money of any other member of the Group); or

(iv)                              any other loans, guarantees or financial accommodation by any member of the Group that is not an Obligor other than indicated in paragraphs from (i) to (iii) above, provided that the aggregate of such loans, guarantee or financial accommodation when aggregated with any Indebtedness for Borrowed Money (without double counting) under paragraph (d) of Clause 21.12 (Indebtedness for Borrowed Money) does not exceed 20 per cent. of the Consolidated Equity of the Group in each case as determined in accordance with the Accounting Principles at the end of any Relevant Period by the Consolidated Financial Statements for the Relevant Period.

21.14                 Distributions

Whilst an Event of Default is continuing, the Borrower shall not:

(a)                                 pay, make or declare any dividend, return on capital, repayment of capital contributions or other distribution (whether in cash or in kind) or make any distribution of assets or other payment whatsoever in respect of share capital whether directly or indirectly; or

(b)                                 pay any fees to its shareholders, other than fees paid under agreements entered into with its shareholders at arm’s length and in the ordinary course of business.

21.15                 Arm’s Length Basis

No Obligor shall, and the Borrower shall procure that no Group member shall, enter into any material arrangement or contract with any other member of the Group save where such material arrangement or contract is entered into on an arm’s length basis considering the entire arrangement and is fair and equitable to the Group as a whole.

21.16                 Sanctions

The Borrower:

(a)                                 shall not (and will procure that no member of the Group will) directly or (knowingly) indirectly use or permit to be used all or any part of the proceeds of the Facility, or lend, contribute or otherwise make available such proceeds directly or (knowingly) indirectly to any Sanctions Restricted Person or in any Sanctioned Country, in any manner that would cause a violation of any Sanctions by a Finance Party;

(b)                                 shall ensure that (i) no person that is a Sanctioned Restricted Person will have any legal or beneficial interest in any funds repaid or remitted by the Borrower to any Finance Party in connection with the Facility, and (ii) it does not (and will procure that no member of the Group will) directly or (knowingly) indirectly fund all or part of any payment under the Facility out of proceeds directly or indirectly derived from transactions which would cause a Finance Party to be in breach of any Sanctions; and

(c)                                  shall implement and maintain appropriate safeguards designed to prevent any action that would be contrary to paragraph (a) or (b) above.

21.17                 Federal Reserve Regulations

Each U.S. Borrower will use the Facility without violating Regulations T, U and X.

21.18                 Compliance with U.S. Regulations

No Obligor, nor any Subsidiary of a US Obligor, shall become an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the 1940 Act.

22.                               EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 22 is an Event of Default (save for Clause 22.18 (Acceleration)).

22.1                        Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)                                 its failure to pay is caused by administrative or technical error; and

(b)                                 payment is made within 3 Business Days of its due date.

22.2                        Financial covenants

Any requirement of Clause 20 (Financial covenants) is not satisfied.

22.3                        Other obligations

An Obligor fails duly to perform or comply with any other obligation expressed to be assumed by it in the Finance Documents (including, without limitation, those specified in Clause 21 (General undertakings) but other than Clause 12.10 (Fatca)) and such failure, if capable of remedy, is not remedied within 15 Business Days after the earlier to occur of the date the Agent has given written notice thereof to the relevant Obligor and the date such Obligor has actual knowledge thereof.

22.4                        Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made in accordance with this Agreement by reference to the facts and circumstances then existing as long as:

(a)                                 with respect to any incorrect or misleading Repeating Representation, it has not been remedied within 5 Business Days from the date in which such Repeating Representation is deemed to be made; or

(b)                                 with respect to any incorrect or misleading statement (other than any Compliance Certificate), it has not been remedied within 5 Business Days from the date in which such statement is received by the Agent.

22.5                        Cross default

(a)                                 Any Financial Indebtedness of any Obligor, Finance Subsidiary or Material Subsidiary is not paid when due nor within any originally applicable grace period.

(b)                                 Any Financial Indebtedness of any Obligor, Finance Subsidiary or Material Subsidiary is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)                                  Any commitment for any Financial Indebtedness of any Obligor, Finance Subsidiary or Material Subsidiary is cancelled by a creditor of any Obligor,

                                                Finance Subsidiary or Material Subsidiary as a result of an event of default (however described).

(d)                                 Any creditor of any Obligor, Finance Subsidiary or Material Subsidiary becomes entitled to declare any Financial Indebtedness of Obligor, Finance Subsidiary or Material Subsidiary due and payable prior to its specified maturity as a result of an event of default (however described).

(e)                                  In this Clause 22.5, “Finance Subsidiary” means any member of the Group (other than an Obligor or a Material Subsidiary) whose sole or primary business is that of raising or incurring Financial Indebtedness for and on behalf of the Group to the extent such Financial Indebtedness so incurred or raised is not less than 5% of the Consolidated Total Net Debt in the aggregate at any time.

(f)                                   No Event of Default will occur under this Clause 22.5 if (i) the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than €25,000,000 (or its equivalent in any other currency or currencies) or (ii) if the action or entitlement referred to in paragraphs (a) to (d) above arises as a result of the change in control of any entity acquired by any member of the Group, provided that with respect to paragraphs (a) and (b) above, the failure to pay any Financial Indebtedness, subject always to sub-paragraph (i) of this paragraph (f), by any such relevant entity or any of their respective Subsidiaries at any time following the relevant acquisition, and within five Business Days after the giving of any demand or notice for payment by any relevant creditor, shall constitute an Event of Default.

22.6                        Insolvency

(a)                                 Any Obligor or any Material Subsidiary are unable or admit in writing their inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness or in respect of any Obligor or any of its Material Subsidiaries which is a corporation incorporated in Italy, such company is dissolved pursuant to Article 2448 of the Italian Civil Code.

(b)                                 A moratorium is declared in respect of any indebtedness of any Obligor or any of its Material Subsidiaries.

(c)                                  Any Obligor shall in any US jurisdiction:

(i)                                     apply for, or consent to, the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its property;

(ii)                                  make a general assignment for the benefit of its creditors;

(iii)                               commence a voluntary case under the US Bankruptcy Code (or any successor thereof), as amended;

(iv)                              file a petition with respect to itself seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganisation, liquidation, dissolution, arrangement or winding up, or composition or readjustment of debts; or

(v)                                 take any corporate action for the purpose of effecting any of the foregoing with respect to itself.

22.7                        Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)                                 the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor or any of its Material Subsidiaries other than a solvent liquidation or reorganisation of any Material Subsidiary or any other transaction permitted under Clause 21.7 (Merger);

(b)                                 a composition, compromise, assignment or arrangement with all the creditors of any Obligor or any of its Material Subsidiaries;

(c)                                  the appointment of a liquidator (other than in respect of a solvent liquidation of any Material Subsidiaries or any other transaction permitted under Clause 21.7 (Merger)), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Obligor or any of its Material Subsidiaries or any of its assets; or

(d)                                 in respect of any Obligor or any of its Material Subsidiaries which is a corporation incorporated in Italy, the submission of such corporation to any procedure which is a procedura concorsuale, including without limitation, fallimento, concordato preventivo and liquidazione coatta amministrativa under R.D. 16 March 1942 No. 267 and amministrazione straordinaria under Lg. 8 July 1999 No. 270 (as amended from time to time) or amministrazione straordinaria under L.18. February 2004 No. 39; or

(e)                                  in respect of any Obligor that is a U.S. Group Company, a proceeding or case shall be commenced, without the application or consent of such Obligor, in any US court of competent jurisdiction, seeking:

(i)                                     its reorganisation, liquidation, dissolution, arrangement or winding-up or the composition or readjustment of its debts;

(ii)                                  the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of such Obligor or of all or any substantial part of its property; or

(iii)                               similar relief in respect of such Obligor under any law relating to the bankruptcy insolvency, reorganisation, winding-up or composition or adjustment of debts,

and any such proceeding or case referred to in paragraphs (i) to (iii) above shall continue un-dismissed or un-stayed and in effect for a period of 60 or more days, or an order for relief against such Obligor shall be entered in an involuntary case under the US Bankruptcy Code (or any successor thereto) as amended, or any analogous procedure or step is taken in any jurisdiction unless in each case any Agreed Exception applies to any such proceedings.

22.8                        Creditors’ process and final judgment

(a)                                 Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a member of the Group having an aggregate value of €25,000,000 and is not discharged within 15 days; or

(b)                                 Any member of the Group fails to comply with or pay any sum due from it or them under any final judgment or any final order made or given by any court of competent jurisdiction when such sums exceed €25,000,000, in each case unless any Agreed Exception applies.

22.9                        Ownership of the Obligors

An Obligor is not or ceases to be a Subsidiary of the Borrower.

22.10                 Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.

22.11                 Repudiation

An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

22.12                 Litigation

Any litigation, arbitration, administrative proceedings or governmental or regulatory investigations, proceedings or disputes are commenced or threatened in writing against any Obligor or any of its Material Subsidiaries or its respective assets or revenues or there are any circumstances likely to give rise to any such litigation, arbitration, administrative proceedings or governmental or regulatory investigations, proceedings or disputes which in each case are reasonably likely to be adversely determined, and if so determined is reasonably likely to have a Material Adverse Effect.

22.13                 Auditor’s Qualification

The auditors of the Group qualify their annual audit report to the Consolidated Financial Statements in a manner which has, or would have, a Material Adverse Effect.

22.14                 Minimum share capital

The circumstances set out in either Articles 2447 or 2482-ter of the Italian Civil Code (or any equivalent regulation under any applicable law) have arisen in respect to any Obligor incorporated in Italy unless such circumstance is remedied within the terms provided by applicable law (and in any case within 30 Business Days).

22.15                 Employee Plans

Any ERISA Event or breach of a representation in Clause 18.21 (ERISA and Multiemployer Plans) shall have occurred and the liability of a U.S. Group Company or its ERISA Affiliates, either individually or in the aggregate, related to such ERISA Event or breaches, individually or when aggregated with all other ERISA Events, and all such breaches would have or would be reasonably expected to have a Material Adverse Effect.

22.16                 Cessation of business

Any Obligor ceases (or threatens in writing to cease) to carry on all or a substantial part of its business other than as a result of a merger or intra-group reorganisation permitted under the terms of this Agreement.

22.17                 Material Adverse Change

Any event or circumstance (or series of events or circumstances) occurs which has or would reasonably be expected to have a Material Adverse Effect.

22.18                 Acceleration

(a)                                 On and at any time after the occurrence of an Event of Default:

(i)                                     set forth in Clauses 22.1 (Non-payment) and 22.5 (Cross default), which is continuing, the Agent may (and, if so directed by the Majority Lenders, shall) by notice to the Company, declare that an Event of Default has occurred and terminate (risolvere) this Agreement in accordance with article 1456 of the Italian Civil Code;

(ii)                                  set forth in Clauses 22.1 (Financial covenants), 22.2 (Other obligations), 22.4 (Misrepresentation), 22.6 (Insolvency), 22.7 (Insolvency proceedings), 22.8 (Creditors’ process and final judgment) and 22.10 (Unlawfulness), which is continuing, the Agent may (and, if so directed by the Majority Lenders, shall) withdraw (recedere) from this Agreement by notice to the Company pursuant to article 1845 of the Italian Civil Code.

(b)                                 This Agreement will further be considered terminated pursuant to article 1454 of the Italian Civil Code upon occurrence of an Event of Default which is continuing (including with respect to an Event of Default which allow to terminate this Agreement pursuant to paragraph (a)(i) or to withdraw from this Agreement pursuant to paragraph (a)(ii) above) if the Majority Lenders do not want to proceed to terminate or withdraw from this Agreement pursuant to, respectively, paragraph (a)(i) and/or paragraph (a)(ii) above, provided that:

(i)                                     the default is not immaterial (non riveste scarsa importanza); and

(ii)                                  such default is not remedied within 15 (fifteen) Business Days following the receipt by the Company of a warning of compliance (diffida ad adempiere) by the Agent in compliance with the applicable law.

(c)                                  Upon receipt of a notice of termination or withdrawal pursuant to the above paragraphs (a)(i), (a)(ii) and/or (b) above, or after the occurrence of one of the circumstances set forth in article 1186 of the Italian Civil Code, and with immediate effect (in the case of a notice set pursuant to paragraph (a)(i) above or in the case of occurrence of one of the circumstances set forth in article 1186 of the Civil Code) or with effect upon the elapse of fifteen (15) Business Days (in the case of a notice sent pursuant to paragraphs (a)(ii) and (b) above):

(i)                                     the Total Commitments shall immediately be cancelled;

(ii)                                  the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents shall become immediately due and payable; and

(iii)                               the Majority Lenders shall be entitled to exercise or direct the Agent to exercise any or all of their rights, remedies, powers or discretions under the Finance Documents.

(d)                                 The Parties agree that the provisions set out in Clause 12 (Tax Gross-Up and Indemnities), Clause 13 (Increased Costs), and Clause 16 (Costs and Expenses) shall survive the termination (risoluzione), withdrawal (recesso) and/or acceleration (decadenza dal beneficio del termine).

SECTION 9

CHANGES TO PARTIES

23.                               CHANGES TO THE LENDERS

23.1                        Assignments and transfers by the Lenders

Subject to this Clause 23, a Lender (the “Existing Lender”) may, pursuant to articles 1406 and following, and articles 1263 and following (as applicable), of the Italian Civil Code:

(a)                                 assign any of its rights; or

(b)                                 transfer any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities, receivables, or other financial assets , including without limitation investment grade financial institutions, pension funds, insurers and securitisation vehicles (the “New Lender”).

Any transfer under this Clause 23.1 shall be construed and interpreted as full or partial transfer of contract (cessione del contratto totale o parziale) pursuant to article 1406 et seq. of the Italian Civil Code (or, to the extent necessary, as an assignment of rights (cessione dei crediti) pursuant to article 1260 et seq. of the Italian Civil Code and, to the extent that in the Transfer Certificate the Existing Lender seeks to transfer its obligations under the Finance Documents, an assumption without recourse of obligations (accollo liberatorio) pursuant to article 1273 of the Italian Civil Code).

23.2                        Conditions of assignment or transfer

(a)                                 The written consent of the Borrower is required for an assignment, transfer, subparticipation or equivalent transaction by an Existing Lender, unless:

(i)                                     the assignment or transfer is to another Lender or an Affiliate of a Lender; or

(ii)                                  an Event of Default is continuing;

(iii)                               to central or supranational banks (including Banca d’Italia and/or the European Central Bank) including, without limitations, in the context of the procedures set out under the act issued by the European Central Bank on 20 September 2011 (ECB/2011/14) and federal reserves as security over Lender’s rights; or

(b)                                 The consent of the Borrower to an assignment or transfer, whenever requested, must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent 10 (ten) Business Days after the Existing Lender has requested it unless consent is expressly refused by the Borrower within that time.

(c)                                  An assignment or transfer of a Lender’s participation must be in a minimum amount of Euro 5,000,000 (or, if less, that Lender’s remaining participation in the Facility), unless an assignment or transfer occurs in one of the circumstances set out under this Clause 23.2, paragraph (a), letter from (i) to (iii) (inclusive).

(d)                                 A transfer will only be effective if the procedure set out in Clause 23.5 (Procedure for transfer) is complied with.

(e)                                  If:

(i)                                     a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; or

(ii)                                  as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the

Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(f)                                   Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

(g)                                  By becoming party to this Agreement the Borrower expressly grants its consent to any assignment or transfer of the rights and obligations from an Existing Lender to a New Lender made in compliance with the above paragraphs for the purposes of article 1407 of the Italian Civil Code.

23.3                        Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of €5,000.

23.4                        Limitation of responsibility of Existing Lenders

(a)                                 Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)                                     the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)                                  the financial condition of any Obligor;

(iii)                               the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)                              the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)                                 Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)                                     has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)                                  will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)                                  Nothing in any Finance Document obliges an Existing Lender to:

(i)                                     accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 23; or

(ii)                                  support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

23.5                        Procedure for transfer

(a)                                 Subject to the conditions set out in Clause 23.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)                                 The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)                                  Subject to Clause 23.9 (Pro rata interest settlement) on the Transfer Date:

(i)                                     to the extent that in the Transfer Certificate the Existing Lender seeks to transfer its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)                                  each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)                               the Agent, the Mandated Lead Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been a Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Mandated Lead Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)                              the New Lender shall become a Party as a “Lender”.

23.6                        Procedure for assignment

(a)                                 Subject to the conditions set out in Clause 23.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)                                 The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)                                  Subject to Clause 23.9 (Pro rata interest settlement), on the Transfer Date:

(i)                                     the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

(ii)                                  the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the “Relevant Obligations”) and expressed to be the subject of the release in the Assignment Agreement; and

(iii)                               the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(d)                                 Lenders may utilise procedures other than those set out in this Clause 23.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 23.5 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 23.2 (Conditions of assignment or transfer).

23.7                        Copy of Transfer Certificate or Assignment Agreement to Borrower

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Borrower a copy of that Transfer Certificate or Assignment Agreement.

23.8                        Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 23, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)                                 any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)                                 in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)                                     release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)                                  require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

23.9                        Pro rata interest settlement

If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 23.5 (Procedure for transfer) or any assignment pursuant to Clause 23.6 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(a)                                 any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(b)                                 the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(i)                                     when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(ii)                                  the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 23.9, have been payable to it on that date, but after deduction of the Accrued Amounts.

24.                               CONFIDENTIALITY

24.1                        Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 24.2 (Disclosure of Confidential Information) and Clause 24.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

24.2                        Disclosure of Confidential Information

Any Finance Party may disclose:

(a)                                 to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)                                 to any person:

(i)                                     to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent and, in each case, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)                                  with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)                               appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (c) of Clause 26.15 (Relationship with the Lenders));

(iv)                              who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)                                 to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)                              to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)                           to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 23.8 (Security over Lenders’ rights);

(viii)                        who is a Party; or

(ix)                              with the consent of the relevant Borrower;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)                               in relation to paragraphs (b)(i), (b)(ii) and (iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)                               in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)                               in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)                                  to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party;

(d)                                 to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

24.3                        Disclosure to numbering service providers

(a)                                 Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(i)                                     names of Obligors;

(ii)                                  country of domicile of Obligors;

(iii)                               place of incorporation of Obligors;

(iv)                              date of this Agreement;

(v)                                 the names of the Agent and the Mandated Lead Arranger;

(vi)                              date of each amendment and restatement of this Agreement;

(vii)                           amount of Total Commitments;

(viii)                        currency of the Facility;

(ix)                              ranking of Facility;

(x)                                 Termination Date for the Facility;

(xi)                              changes to any of the information previously supplied pursuant to paragraphs (i) to (x) above; and

(xii)                           such other information agreed between such Finance Party and the relevant Borrower,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)                                 The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)                                  Each Obligor represents that none of the information set out in paragraphs (i) to (xii) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

(d)                                 The Agent shall notify the  and the other Finance Parties of:

(i)                                     the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facility and/or one or more Obligors; and

(ii)                                  the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.

24.4                        Entire agreement

This Clause 24 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

24.5                        Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

24.6                        Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the relevant Borrower:

(a)                                 of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 24.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)                                 upon becoming aware that Confidential Information has been disclosed in breach of this Clause 24 (Confidentiality).

24.7                        Continuing obligations

The obligations in this Clause 24 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)                                 the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)                                 the date on which such Finance Party otherwise ceases to be a Finance Party.

25.                               CHANGES TO THE OBLIGORS

25.1                        Assignment and transfers by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents other than by operation of law pursuant to a merger or other form of corporate reorganisation permitted under the terms of this Agreement.

SECTION 10

THE FINANCE PARTIES

26.                               ROLE OF THE AGENT AND THE MANDATED LEAD ARRANGER

26.1                        Appointment of the Agent

(a)                                 Each of the Mandated Lead Arranger and the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)                                 Each of the Mandated Lead Arranger and the Lenders authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

26.2                        Instructions

(a)                                 The Agent shall:

(i)                                     unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(A)                               all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(B)                               in all other cases, the Majority Lenders; and

(ii)                                  not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)                                 The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion.  The Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)                                  Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)                                 The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e)                                  In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(f)                                   The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

26.3                        Duties of the Agent

(a)                                 The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(b)                                 Subject to paragraph (c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(c)                                  Without prejudice to Clause 23.7 (Copy of Transfer Certificate or Assignment Agreement to Borrower), paragraph (b) above shall not apply to any Transfer Certificate or to any Assignment Agreement.

(d)                                 Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)                                  If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)                                   If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Mandated Lead Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(g)                                  The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

26.4                        Role of the Mandated Lead Arranger

Except as specifically provided in the Finance Documents, the Mandated Lead Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

26.5                        No fiduciary duties

(a)                                 Nothing in any Finance Document constitutes the Agent or the Mandated Lead Arranger as a trustee or fiduciary of any other person.

(b)                                 Neither the Agent nor the Mandated Lead Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

26.6                        Business with the Group

The Agent and the Mandated Lead Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

26.7                        Rights and discretions

(a)                                 The Agent may:

(i)                                     rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)                                  assume that:

(A)                               any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)                               unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)                               rely on a certificate from any person:

(A)                               as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)                               to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume   the truth and accuracy of that certificate.

(b)                                 The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)                                     no Default has occurred (unless it has actual knowledge of a Default arising under Clause 22.1 (Non-payment));

(ii)                                  any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and

(iii)                               any notice or request made by the Borrower (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors; and

(c)                                  The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)                                 Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be necessary.

(e)                                  The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)                                   The Agent may act in relation to the Finance Documents through its officers, employees and agents.

(g)                                  Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(h)                                 Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(i)                                     Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Mandated Lead Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(j)                                    Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

26.8                        Responsibility for documentation

Neither the Agent nor the Mandated Lead Arranger is responsible or liable for:

(a)                                 the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, the Mandated Lead Arranger, an Obligor or any other person in or in connection with any Finance Document; or

(b)                                 the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(c)                                  any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

26.9                        No duty to monitor

The Agent shall not be bound to enquire:

(a)                                 whether or not any Default has occurred;

(b)                                 as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)                                  whether any other event specified in any Finance Document has occurred.

26.10                 Exclusion of liability

(a)                                 Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent), the Agent will not be liable for:

(i)                                     any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct;

(ii)                                  exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document, other than by reason of its gross negligence or wilful misconduct; or

(iii)                               without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation, for negligence or any other category of liability whatsoever) but not including any claim based on the fraud of the Agent) arising as a result of:

(A)                               any act, event or circumstance not reasonably within its control; or

(B)                               the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs,  losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)                                 No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause 26.10.

(c)                                  The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)                                 Nothing in this Agreement shall oblige the Agent or the Mandated Lead Arranger to carry out:

(i)                                     any “know your customer” or other checks in relation to any person; or

(ii)                                  any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender,

on behalf of any Lender and each Lender confirms to the Agent and the Mandated Lead Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Mandated Lead Arranger.

(e)                                  Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss.  In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

26.11                 Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 29.10 (Disruption to payment systems etc.), notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

26.12                 Resignation of the Agent

(a)                                 The Agent may resign and appoint one of its Affiliates acting through an office in Italy as successor by giving notice to the other Finance Parties and the Borrower.

(b)                                 Alternatively the Agent may resign by giving 30 days’ notice to the Lenders and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

(c)                                  If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Borrower) may appoint a successor Agent (acting through an office in Italy).

(d)                                 The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents. The Borrower shall, within three Business Days of demand, reimburse the retiring Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(e)                                  The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)                                   Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of Clause 14.3 (Indemnity to the Agent) and this Clause 26 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).  Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)                                  After consultation with the Borrower, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

26.13                 Replacement of the Agent

(a)                                 After consultation with the Borrower, the Majority Lenders may, by giving 30 days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor.

(b)                                 The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)                                  The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 26 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)                                 Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

26.14                 Confidentiality

(a)                                 In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)                                 If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

26.15                 Relationship with the Lenders

(a)                                 Subject to Clause 23.9 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)                                     entitled to or liable for any payment due under any Finance Document on that day; and

(ii)                                  entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day, unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)                                 Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 31.5 (Electronic communication)) electronic mail address and/or any other information required to enable the transmission and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address (or such other information), department and officer by that Lender for the purposes of Clause (a) (Addresses) and paragraph (a)(i) of Clause 31.5 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

26.16                 Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Mandated Lead Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)                                 the financial condition, status and nature of each member of the Group;

(b)                                 the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)                                  whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)                                 the adequacy, accuracy and/or completeness of any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

26.17                 Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

26.18                 Agent’s management time

Any amount payable to the Agent under Clause 14.3 (Indemnity to the Agent), Clause 16 (Costs and expenses) and Clause 26.11 (Lenders’ indemnity to the Agent) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 11 (Fees).

26.19                 Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

27.                               CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)                                 interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)                                 oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)                                  oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

28.                               SHARING AMONG THE FINANCE PARTIES

28.1                        Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 29 (Payment mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(a)                                 the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)                                 the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 29 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)                                  the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 29.5 (Partial payments).

28.2                        Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 29.5 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

28.3                        Recovering Finance Party’s rights

On a distribution by the Agent under Clause 28.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

28.4                        Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)                                 each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)                                 as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

28.5                        Exceptions

(a)                                 This Clause 28 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause 28, have a valid and enforceable claim against the relevant Obligor.

(b)                                 A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)                                     it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)                                  that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11

ADMINISTRATION

29.                               PAYMENT MECHANICS

29.1                        Payments to the Agent

(a)                                 On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)                                 Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating Member State or London, as specified by the Agent) and with such bank as the Agent, in each case, specifies.

29.2                        Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 29.3 (Distributions to an Obligor), Clause 29.4 (Clawback and pre-funding) and Clause 26.18 (Deduction from amounts payable by the Agent) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State, as specified by that Party).

29.3                        Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 30 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

29.4                        Clawback and pre-funding

(a)                                 Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)                                 Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c)                                  If the Agent has notified the Lenders that it is willing to make available amounts for the account of the Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to the Borrower:

(i)                                     the Agent shall notify the Borrower of that Lender’s identity and the Borrower to whom that sum was made available shall on demand refund it to the Agent; and

(ii)                                  the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was made available, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

29.5                        Partial payments

(a)                                 If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)                                     first, in or towards payment pro rata of any unpaid amount owing to the Agent under the Finance Documents;

(ii)                                  secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)                               thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)                              fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)                                 The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)                                  Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

29.6                        No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

29.7                        Business Days

(a)                                 Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)                                 During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

29.8                        Currency of account

(a)                                 Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)                                 A repayment of the Loan or Unpaid Sum or a part of the Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated pursuant to this Agreement, on its due date.

(c)                                  Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated, pursuant to this Agreement, when that interest accrued.

(d)                                 Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)                                  Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

29.9                        Change of currency

(a)                                 Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)                                     any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(ii)                                  any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)                                 If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

29.10                 Disruption to payment systems etc.

(a)                                 If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Borrower that a Disruption Event has occurred:

(b)                                 the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(c)                                  the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(d)                                 the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(e)                                  any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 35 (Amendments and Waivers);

(f)                                   the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent)

                arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 29.11; and

(g)                                  the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

30.                               SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

31.                               NOTICES

31.1                        Communications in writing

(a)                                 Any communication or notice to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter sent by registered post or courier or by e-mail, in each case in accordance with this Clause 31.

(b)                                 The parties agree that electronic communication may be sent by unencrypted form, even if the content may be subject to confidentiality and banking secrecy

31.2                        Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)                                 in the case of the Borrower, to it at:

Address:	Piazzale Cadorna no. 3, 20063 — Milan, Italy

Fax:	00390286334094

E-mail:	marco.bigatti@luxottica.com

Attn:	Marco Bigatti

(b)                                 in the case of the Original Guarantor, to it at:

Address:	12 Harbor Park Drive, Port Washington, New York 11050, U.S

Fax:	0015169183082

E-mail:	VGiannola@us.luxottica.com

Attn:	Vito Giannola

(c)                                  in the case of each Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(d)                                 in the case of the Original Lender and the Mandated Lead Arranger, to them at:

Original Lender

Address:	INTESA SANPAOLO SPA — Piazza Della Scala, 6 20121 Milan

Fax:	0287945581

Email:	Giuseppe.Florio@intesasanpaolo.com

Attn:	Florio Giuseppe

Address:	INTESA SANPAOLO SPA — Via Montebello, 18 20121 Milano

Fax:	0287945581

Email:	marco.scialanga@ intesasanpaolo.com

Attn:	Scialanga Marco

Mandated Lead Arranger

Address:	Banca IMI S.p.A., Corporate Loan Structuring Piazza Belgioioso,1 20121 Milano

Fax:	+39 02 72615553

Email:	alberto.barbiero@bancaimi.com, michela.grandi@bancaimi.com

Attn:	Alberto Barbiero e Michela Grandi

(e)                                  in the case of the Agent, to it at:

Address:	Banca IMI S.p.A., Corporate Loan Structuring Piazza Belgioioso,1 20121 Milano

Fax:	+39 02 72615553

Email:	alberto.barbiero@bancaimi.com, michela.grandi@bancaimi.com

Attn:	Alberto Barbiero e Michela Grandi

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

31.3                        Delivery

(a)                                 Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)                                     if by way of fax, when received in legible form; or

(ii)                                  if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause (a) (Addresses), if addressed to that department or officer.

(b)                                 Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)                                  All notices from or to an Obligor shall be sent through the Agent.

(d)                                 Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

(e)                                  Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

31.4                        Notification of address and fax number

Promptly upon changing its address or fax number, the Agent shall notify the other Parties.

31.5                        Electronic communication

(a)                                 Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)                                     notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)                                  notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b)                                 Any such electronic communication as specified in paragraph (a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

(c)                                  Any such electronic communication as specified in paragraph (a) above made between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

(d)                                 Any electronic communication which becomes effective, in accordance with paragraph (c) above, after 5:00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(e)                                  Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 31.6.

31.6                        English language

(a)                                 Any notice given under or in connection with any Finance Document must be in English.

(b)                                 All other documents provided under or in connection with any Finance Document must be:

(i)                                     in English; or

(ii)                                  if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

31.7                        USA Patriot Act

Each Lender that is subject to the requirements of the USA Patriot Act hereby notifies each Obligor that, pursuant to the requirements of the USA Patriot Act, such Lender is required to obtain, verify and record information that identifies such Obligor, which information includes the name and address of such Obligor and other information that will allow such Lender to identify such Obligor in accordance with the USA Patriot Act.

32.                               CALCULATIONS AND CERTIFICATES

32.1                        Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

32.2                        Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

32.3                        Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice.

33.                               PARTIAL INVALIDITY

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

34.                               REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No election to affirm any of the Finance Documents on the part of any Finance Party shall be effective unless it is in writing.  No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

35.                               AMENDMENTS AND WAIVERS

35.1                        Required consents

(a)                                 Subject to Clause 35.2 (All Lender matters) and Clause 35.3 (Other exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)                                 The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 35.

35.2                        All Lender matters

(a)                                 An amendment or waiver of any term of any Finance Document that has the effect of changing or which relates to:

(i)                                     the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)                                  an extension to the date of payment of any amount under the Finance Documents;

(iii)                               a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)                              an increase in any Commitment, an extension of the Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the Facility;

(v)                                 a change to the Borrower or any Guarantor;

(vi)                              any provision which expressly requires the consent of all the Lenders;

(vii)                           Clause 2.2 (Finance Parties’ rights and obligations), Clause 7.2 (Change of control), Clause 7.7 (Application of prepayments), Clause 21.16 (Sanctions), Clause 23 (Changes to the Lenders), this Clause 35, Clause 38 (Governing law) or Clause 39.1 (Jurisdiction); or

(viii)                        the nature or scope of the guarantee and indemnity granted under Clause 17 (Guarantee and Indemnity),

shall not be made without the prior consent of all the Lenders.

(b)                                 At any time following the Transfer Date, if any Lender fails to respond to a request from an Obligor for any consent, waiver, amendment of or in relation to any of the terms of any Finance Document or other vote of Lenders under the terms of this Agreement within 30 Business Days (unless the Borrower and the Agent agree to a longer time period in relation to any request) of that request being made, its Commitment and/or participation shall not be included for the purpose of calculating the Total Commitments when ascertaining whether any relevant percentage (but excluding, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request.

35.3                        Replacement of Lender

(a)                                 If at any time following the Transfer Date:

(i)                                     any Lender becomes a Non-Consenting Lender (as defined in paragraph (c) below);

(ii)                                  an Obligor becomes obliged to repay any amount in accordance with Clause 7.1 (Illegality) or to pay additional amounts pursuant to Clause 13.1 (Increased Costs) or Clause 12.2 (Tax gross-up) to any Lender in excess of amounts payable to the other Lenders generally, then the Borrower may, on 10 Business Days’ prior written notice to the Agent and such Lender, either:

(iii)                               prepay without penalty (but subject to the provisions of Clause 10.5 (Break Costs) the outstanding Loan (but not part thereof); or

(iv)                              replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 23 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Borrower, and which is acceptable to the Agent (acting reasonably) which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender’s participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Loan and all accrued interest and/or Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)                                 The replacement of a Lender pursuant to this Clause shall be subject to the following conditions:

(i)                                     the Borrower shall have no right to replace the Agent;

(ii)                                  neither the Agent nor the Lender shall have any obligation to the Borrower to find a Replacement Lender;

(iii)                               such replacement must take place no later than 60 days after the later of:

(A)                               in the event of a replacement of a Non-Consenting Lender, the date the Non-Consenting Lender notifies the Borrower and the Agent of its failure or refusal to give a consent in relation to, or agree to any waiver or amendment to the Finance Documents requested by the Borrower;

(B)                               in the event of a refusal, failure, notification or repudiation under paragraph (a)(ii) above, the date of the later of such refusal, failure, notification or repudiation; or

(C)                               in the event of an obligation arising under paragraph (a)(iii), the date on which the latest of such obligations arises; and

(iv)                              in no event shall the Lender replaced under this paragraph (a) be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents.

(c)                                  In the event that:

(i)                                     the Borrower or the Agent (at the request of the Borrower) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(ii)                                  the consent, waiver or amendment in question requires the approval of all the Lenders; and

(iii)                               Lenders whose Commitments aggregate more than 85 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 85 per cent. of the Total Commitments prior to that reduction) have consented or agreed to such waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a “Non-Consenting Lender”.

35.4                        Disenfranchisement of Defaulting Lenders

(a)                                 For so long as a Defaulting Lender has any Available Commitment, in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender’s Commitments will be reduced by the amount of its Available Commitments.

(b)                                 For the purposes of this Clause 35.4, the Agent may assume that the following Lenders are Defaulting Lenders:

(i)                                     any Lender which has notified the Agent that it has become a Defaulting Lender;

(ii)                                  any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Lender” has occurred, unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

35.5                        Replacement of Defaulting Lenders

(a)                                 The Borrower may, at any time a Lender has become and continues to be a Defaulting Lender, by giving 10 Business Days’ prior written notice to the Agent and such Lender:

(i)                                     replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 23 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;

(ii)                                  require such Lender to (and such Lender shall) transfer pursuant to Clause 23 (Changes to the Lenders) all (and not part only) of the undrawn Commitment of the Lender; or

(iii)                               require such Lender to (and such Lender shall) transfer pursuant to Clause 23 (Changes to the Lenders) all (and not part only) of its rights and obligations in respect of the Facility, to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Borrower, and which (unless the

Agent is an Impaired Agent) is acceptable to the Agent (acting reasonably) which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender’s participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest and Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)                                 Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause shall be subject to the following conditions:

(i)                                     the Borrower shall have no right to replace the Agent;

(ii)                                  neither the Agent nor the Defaulting Lender shall have any obligation to the Borrower to find a Replacement Lender;

(iii)                               the transfer must take place no later than 20 days after the notice referred to in paragraph (a) above; and

(iv)                              no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.

35.6                        Other exceptions

An amendment or waiver which relates to the rights or obligations of the Agent or the Mandated Lead Arranger (each in their capacity as such) may not be effected without the consent of the Agent or, as the case may be, the Mandated Lead Arranger.

35.7                        Amendment to correct Manifest Error

For the avoidance of doubt, the Agent may (without receiving any instructions from the Majority Lenders) agree with the Borrower any amendment to or the modification of the provisions of any of the Finance Documents or any schedule thereto, which is necessary to correct a purely technical manifest error.

36.                               NEGOTIATED AGREEMENT — ITALIAN PRIVACY RULES

(a)                                 Pursuant to and in accordance with the transparency rules (Disposizioni in materia di trasparenza delle operazioni e dei servizi bancari e finanziari. Correttezza delle relazioni tra intermediari e clienti) applicable to transactions and banking and financial services issued by Bank of Italy on 20 June 2012 and published in the Italian official gazette (Gazzetta Ufficiale) on 30 June 2012 (the Transparency Rules), the Parties mutually acknowledge and declare that this Agreement and any of its terms and conditions have been negotiated, with the assistance of their respective legal counsels, on an individual basis and, as a result, this Agreement falls into the category of the agreements “che costituiscono oggetto di trattativa individuale” which are exempted from the application of section II of the Transparency Rules.

(b)                                 Pursuant to Legislative Decree 30 June 2003, No 196 (Codice in materia di protezione dei dati personali), each Obligor hereby expressly authorises the Finance Parties to process the personal data made available to them by an Obligor in connection with the Finance Documents (or directly obtained by the Finance Parties in the context of their business activities):

(i)                                     for the purpose of fulfilling contractual or pre-contractual obligations between an Obligor and the Finance Parties (or with credit institutions and companies belonging to the same banking group);

(ii)                                  for the purpose of complying with the requirements of any judicial or regulatory authorities over the Finance Parties; and

(iii)                               for the purpose of carrying out the procedures under the guidelines of the European Central Bank BCE/2011/14 of 20 September 2011 (procedure di stanziabilità del credito) (to the extent applicable).

SECTION 12

GOVERNING LAW AND ENFORCEMENT

37.                               GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by Italian law.

38.                               ENFORCEMENT

38.1                        Jurisdiction

(a)                                 The courts of Milan have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)                                 This Clause 38.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

(c)                                  The parties expressly agree that any Dispute in relation to which a preliminary attempt of the mediation must be mandatorily carried out as condition to the commencement of a judicial action pursuant to Article 5 of Italian Legislative Decree No. 28 of 4 March 2010 (the “Mediation Decree”) shall be submitted to a mediator appointed by Camera di Conciliazione di Milano, a company registered with the register held by Italian Minister of Justice with No. 88 and in accordance with the rules of mediation of Mediation Service — Arbitration Chamber of Milan (the “Mediation Rules”). The mediation shall be carried out pursuant to the Mediation Rules and takes place in Milan.

(d)                                 Nothing in this Clause 38.1 precludes the parties from seeking, from the courts of Milan or any other court of appropriate jurisdiction, injunctions proceedings

                                                (procedimenti per ingiunzione), precautionary measures (provvedimenti urgenti e cautelari) and any other judicial actions which fall under one of the categories excluded from the application of the Mediation Decree.

(e)                                  If the matter is not resolved by the mediation process pursuant to the Mediation Rules and in accordance with the maximum period of time set out in the Mediation Decree, paragraph (a) above will apply.

38.2                        Waiver of Jury Trial

Each party hereto hereby waives any right it may have to a jury trial in respect of any litigation in any United States federal or state court directly or indirectly arising out of, under or in connection with this agreement or any of the other loan documents or any dealings between the parties relating to the subject matter of this loan transaction or the lender/borrower/guarantor relationship. Each party hereto hereby acknowledges that this waiver is a material inducement to enter into this Agreement, it has relied on this waiver in entering into this Agreement, and it will continue to rely on this waiver in related future dealings. Each party hereto hereby further warrants and represents that it has reviewed this waiver with its legal counsel and it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. This waiver is irrevocable and may not be modified other than by a written waiver specifically referring to this Clause and executed by each of the parties hereto. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

SCHEDULE 1
THE PARTIES

PART I
THE OBLIGORS

NAME OF BORROWER	REGISTRATION NUMBER (OR EQUIVALENT, IF ANY)
Luxottica Group S.p.A.	00891030272

NAME OF THE ORIGINAL GUARANTOR	REGISTRATION NUMBER (OR EQUIVALENT, IF ANY)
Luxottica U.S. Holdings Corp.	Not applicable

PART II
THE LENDERS

NAME OF LENDER	COMMITMENT (IN EURO)
Intesa Sanpaolo S.p.A.	€250,000,000
TOTAL	€250,000,000

SCHEDULE 2
CONDITIONS PRECEDENT

PART I
CONDITIONS PRECEDENT TO INITIAL UTILISATION

1.                                      Obligors

(a)                                 In respect of the Borrower:

(i)                                     a copy of the relevant deed of incorporation (atto costitutivo);

(ii)                                  a copy of the current by-laws (statuto); and

(iii)                               a certificate of registration (certificato di iscrizione) issued by the competent companies’ register dated not earlier than 5 days before the execution of this Agreement, mentioning the absence of any insolvency procedures affecting the Borrower.

(b)                                 A copy of the constitutional documents (i.e. its deed of incorporation and by-laws) and a good standing certificate of the Original Guarantor.

(c)                                  A copy of a resolution of the board of directors of each Obligor:

(i)                                     approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party and, with respect to the resolution regarding the Guarantor, also providing an explanation as to the direct and/or indirect corporate benefits received, or expected to be received, by the Original Guarantor in connection with the granting of the guarantee expressed to be created under Clause 17 (Guarantee and Indemnity) of this Agreement;

(ii)                                  authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)                               authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, the Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(d)                                 A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(e)                                  A certificate of the Borrower (signed by a director or other Authorised Signatory) confirming that borrowing the Total Commitments would not cause any borrowing or similar limit binding on it to be exceeded

(f)                                   A certificate of the Original Guarantor (signed by a director or other Authorised Signatory) confirming that guaranteeing the Total Commitments (and any interest, cost and expenses due in connection thereto up to the maximum guaranteed amount set forth in Clause 17 (Guarantee and

                                                Indemnities) of this Agreement) would not cause any guaranteeing or similar limit binding on it to be exceeded.

(g)                                  A certificate of an Authorised Signatory of the relevant Obligor certifying that each copy document relating to it specified in this Part I of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(h)                                 A certificate in form and substance satisfactory to the Agent of the chief financial officer, director of finance or other appropriate person of each US Obligor as to the solvency of such US Obligor.

2.                                      Legal opinions

(a)                                 A legal opinion of Studio Legale Associato, in associazione con Clifford Chance addressed to the Finance Parties as to matters of Italian law (in the form circulated to the Mandated Lead Arranger prior to the date of this Agreement).

(b)                                 A legal opinion of Legance — Avvocati Associati addressed to the Finance Parties confirming that the Borrower has power and authority to execute the Finance Documents to which such Obligor is expressed to be party (in the form circulated to the Mandated Lead Arranger prior to the date of this Agreement).

(c)                                  A legal opinion of the General Counsel of the Original Guarantor addressed to the Finance Parties confirming that the Original Guarantor has power and authority to execute the Finance Documents to which such Obligor is expressed to be party (in the form circulated to the Mandated Lead Arranger prior to the date of this Agreement).

3.                                      Other documents and evidence

(a)                                 A copy of each of the following, duly executed by the relevant party to them:

(i)                                     this Agreement;

(ii)                                  the Fee Letter referred to under Clause 11.1 (Arrangement Fee);

(iii)                               the Hedging Agreement.

(b)                                 A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly, no later than 5 Business Days before the first Utilisation Date) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(c)                                  The Original Financial Statements.

(d)                                 Completion of “know your customers” checks.

(e)                                  Evidence that the fees (other than legal fees), costs and expenses then due from the Borrower on or prior to the first Utilisation Date pursuant to Clause 11 (Fees) and Clause 16 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

SCHEDULE 3
UTILISATION REQUEST

From:     [Borrower]

To:          [Agent]

Dated:    [date]

Dear Sirs

Euro 250,000,000 Facility Agreement dated [   ] 2017 (the “Facility Agreement”)

1.                                      We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.                                      We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)
Currency of Loan:	[ ]
Amount:	[ ] or, if less, the Available Facility
Interest Period:	[ ]

3.                                      We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.                                      The proposed Utilisation will not directly or (so far as the Borrower is aware) indirectly result in all or any part of the proceeds of the Facility being loaned, contributed or otherwise made available to any Sanctions Restricted Person or in any Sanctioned Country in any manner that would cause a violation of any Sanctions by the Original Lender.

5.                                      The proceeds of this Loan should be credited to [account].

6.                                      This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for

Luxottica Group S.p.A.

* delete as appropriate

SCHEDULE 4
FORM OF TRANSFER CERTIFICATE

[TO BE EXECUTED BY EXCHANGE OF CORRESPONDENCE]

To:                                                                             [   ] as Agent

Copy to:                                                [   ]

From:                                                               [The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:                                                           [   ]

Euro 250,000,000 Facility Agreement dated [   ] 2017  (the “Facility Agreement”)

1.                                      We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.                                      We refer to Clause 23.5 (Procedure for transfer):

(a)                                 The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender — pursuant to articles 1406 and following, and articles 1263 and following (as applicable), of the Italian Civil Code - all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 23.5 (Procedure for transfer).

(b)                                 The proposed Transfer Date is [   ].

(c)                                  The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 31.1(a) (Addresses) are set out in the Schedule.

3.                                      The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 23.4 (Limitation of responsibility of Existing Lenders).

4.                                The New Lender confirms that it is:

(a)                                 a Qualifying Lender falling within paragraph [   ] of the definition of Qualifying Lender;

(b)                                 not a Qualifying Lender.*

5.                                      The New Lender expressly acknowledges that the assignment of receivables (cessione del credito) effected under this Transfer Certificate is without recourse (pro soluto) and any warranty by the Existing Lender is expressly excluded, save for the existence of the assigned receivable for the purposes of articles 1410 and 1266, first paragraph, of the Italian Civil Code.

6.                                      The transfer of Commitments and rights and obligations contemplated by this Transfer Certificate will take effect and shall be construed as an assignment in part of a contract (cessione parziale di contratto) for the purposes of article 1406 of the Italian Civil Code and an assignment of receivables (cessione di crediti) for the purposes of articles 1260 and following of the Italian Civil Code, as applicable (or as a transfer (cessione) of rights and an assumption (accollo liberatorio) of obligations) and the New Lender shall be assigned the rights and assume the obligations of the Existing Lender in its capacity as Lender, in their entirety or, in the case of Transfer of a part only of the participation of the Existing Lender, pro-rata, under the Facility Agreement and the other Finance Documents, and the terms of the Facility Agreement will apply to the relevant Commitments, rights and obligations as transferred under this Transfer Certificate.  The New Lender shall be entitled to any right and benefit which are ancillary to the participation of such New Lender as a lender under the Facility Agreement.

7.                                      This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by Italian law.

8.                                      This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

9.                                     This Transfer Certificate shall be executed by way of exchange of correspondence

* Under Clause 12.7 (Lender status confirmation), each Lender is required to confirm which of these categories it falls within.

THE SCHEDULE
Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [   ].

[Agent]

By:

SCHEDULE 5
FORM OF ASSIGNMENT AGREEMENT

[TO BE EXECUTED BY EXCHANGE OF CORRESPONDENCE]

To:                                                                             [   ] as Agent

Copy to:                                                [   ]

From:                                                               [The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:                                                           [   ]

Euro 250,000,000 Facility Agreement dated [   ] 2017 (the “Facility Agreement”)

1.                                      We refer to the Agreement. This is an Assignment Agreement. Terms defined in the Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.

2.                                      We refer to Clause 23.6 (Procedure for assignment):

(a)                                 The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitment and participations in Loans under the Agreement as specified in the Schedule.

(b)                                 The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitment and participations in Loans under the Agreement specified in the Schedule.

(c)                                  The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

3.                                      The proposed Transfer Date is [     ].

4.                                      On the Transfer Date the New Lender becomes Party to the Finance Documents as a Lender.

5.                                      The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 31.1(a) (Addresses) are set out in the Schedule.

6.                                      The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 23.4 (Limitation of responsibility of Existing Lenders).

7.                                      The New Lender confirms that it is:

(a)                                 a Qualifying Lender falling within paragraph [•] of the definition of Qualifying Lender]; or

(b)                                 not a Qualifying Lender.*

8.                                      The New Lender expressly acknowledges that the assignment of receivables (cessione del credito) effected under this Assignment Agreement is without recourse (pro soluto) and any warranty by the Existing Lender is expressly excluded, save for the existence of the assigned receivable for the purposes of article 1266, first paragraph, of the Italian Civil Code.

9.                                      This Assignment Agreement acts as notice to the Agent (on behalf of each Finance Party) and to the Borrower of the assignment referred to in this Assignment Agreement.

10.                               This Assignment Agreement and any non-contractual obligations arising out of or in connection with it are governed by Italian law.

11.                               This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.

12.                               This Assignment Agreement shall be executed by way of exchange of correspondence.

* Under Clause 12.7 (Lender status confirmation), each Lender is required to confirm which of these categories it falls within.

THE SCHEDULE

Rights to be assigned and obligations to be released and undertaken

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Assignment Agreement is accepted by the Agent and the Transfer Date is confirmed as [      ].

Signature of this Assignment Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to herein, which notice the Agent receives on behalf of each Finance Party.

[Agent]

By:

SCHEDULE 6
FORM OF COMPLIANCE CERTIFICATE

To:                             [   ] as Agent

From:               [   ]

Dated:           [   ]

Dear Sirs

Euro 250,000,000 Facility Agreement dated [   ] 2017 (the “Facility Agreement”)

1.                                      We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.                                      We confirm that we are in compliance with the financial ratios set out at Clause 0 (Financial condition) of the Agreement and that:

Consolidated Total Net Debt in respect of [•] is [•].

3.                                      [We confirm that no Default is continuing.]*

Signed:

Authorised Signatory

Of	Of

[ ]	[ ]

[for and on behalf of

*                                         If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

SCHEDULE 7
CONFIDENTIALITY UNDERTAKING

[Letterhead of Existing Lender]

To:

[insert name of Potential Purchaser]

Re:                             The Facility

Borrower:

Amount:

Agent:

Dear Sirs

We are considering acquiring an interest in the Agreement which, subject to the Agreement, may be by way of novation, assignment, the entering into, whether directly or indirectly, of a sub-participation or any other transaction under which payments are to be made or may be made by reference to one or more Finance Documents and/or one or more Obligors or by way of investing in or otherwise financing, directly or indirectly, any such novation, assignment, sub-participation or other transaction (the “Acquisition”). In consideration of you agreeing to make available to us certain information, by our signature of this letter we agree as follows (acknowledged and agreed by you by your signature of a copy of this letter:

1.                                      CONFIDENTIALITY UNDERTAKING

We undertake (a) to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by paragraph 5 below and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to our own confidential information and (b) until the Acquisition is completed to use the Confidential Information only for the Permitted Purpose.

2.                                      PERMITTED DISCLOSURE

You agree that we may disclose to any of our Affiliates and any of our or their officers, directors, employees, professional advisers and auditors such Confidential Information as we shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph 2.1 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information, except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

2.1                               subject to the requirements of the Agreement, to any person:

(a)                                 to (or through) whom we assign or transfer (or may potentially assign or transfer) all or any of our rights and/or obligations which we may acquire under the Agreement such Confidential Information as we shall consider appropriate if the person to whom the Confidential Information is to be given pursuant to this sub-paragraph (a) of paragraph 2.2 has delivered a letter to us in equivalent form to this letter;

(b)                                 with (or through) whom we enter into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to the Agreement or any Obligor such Confidential Information as we shall consider appropriate if the person to whom the Confidential Information is to be given pursuant to this sub-paragraph (b) of paragraph 2.2 has delivered a letter to us in equivalent form to this letter;

(c)                                  to whom information is required or requested to be disclosed by any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation such Confidential Information as we shall consider appropriate; and

2.2                               notwithstanding paragraphs 2.1 and 2.2. above, Confidential Information to such persons to whom, and on the same terms as, a Finance Party is permitted to disclose Confidential Information under the Agreement, as if such permissions were set out in full in this letter and as if references in those permissions to Finance Party were references to us.

3.                                      NOTIFICATION OF REQUIRED OR UNAUTHORISED DISCLOSURE

We agree (to the extent permitted by law and regulation) to inform you:

3.1                               of the circumstances of any disclosure of Confidential Information made pursuant to sub-paragraph (c) of paragraph 2.2 above except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

3.2                               upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.                                      RETURN OF COPIES

If we do not enter into the Acquisition and you so request in writing, we shall return or destroy all Confidential Information supplied by you to us and destroy or permanently erase (to the extent technically practicable) all copies of Confidential Information made by us and use our reasonable endeavours to ensure that anyone to whom we have supplied any Confidential Information destroys or permanently erases (to the extent technically practicable) such Confidential Information and any copies made by them, in each case save to the extent that we or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under sub-paragraph (c) of paragraph 2.2 above.

5.                                      CONTINUING OBLIGATIONS

The obligations in this letter are continuing and, in particular, shall survive and remain binding on us until (a) if we become a party to the Agreement as a lender of record, the date on which we become such a party to the Agreement; (b) if we enter into the Acquisition but it does not result in us becoming a party to the Agreement as a lender of record, the date falling [twelve] months after the date on which all of our rights and obligations contained in the documentation entered into to implement the Acquisition have terminated; or (c) in any other case the date falling [twelve] months after the date of our final receipt (in whatever manner) of any Confidential Information.

6.                                      NO REPRESENTATION; CONSEQUENCES OF BREACH, ETC

We acknowledge and agree that:

6.1                               neither you, nor any member of the Group nor any of your or their respective officers, employees or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by you or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by you or be otherwise liable to us or any other person in respect of the Confidential Information or any such information; and

6.2                               you or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by us.

7.                                      ENTIRE AGREEMENT: NO WAIVER; AMENDMENTS, ETC

7.1                               This letter constitutes the entire agreement between us in relation to our obligations regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

7.2                               No failure to exercise, nor any delay in exercising, any right or remedy under this letter will operate as a waiver of any such right or remedy or constitute an election to affirm this letter. No election to affirm this letter will be effective unless it is in writing. No single or partial exercise of any right or remedy will prevent any further or other exercise or the exercise of any other right or remedy under this letter.

7.3                               The terms of this letter and our obligations under this letter may only be amended or modified by written agreement between us.

8.                                      INSIDE INFORMATION

We acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and we undertake not to use any Confidential Information for any unlawful purpose.

9.                                      NATURE OF UNDERTAKINGS

The undertakings given by us under this letter are given to you and are also given for the benefit of the Borrower and each other member of the Group.

10.                               GOVERNING LAW AND JURISDICTION

10.1                        This letter (including the agreement constituted by your acknowledgement of its terms) (the “Letter”) and any non-contractual obligations arising out of or in connection with it (including any non-contractual obligations arising out of the negotiation of the transaction contemplated by this Letter) are governed by Italian law.

10.2                        The courts of Milan have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter (including a dispute relating to any non-contractual obligation arising out of or in connection with either this Letter or the negotiation of the transaction contemplated by this Letter).

11.                               DEFINITIONS

In this letter (including the acknowledgement set out below) terms defined in the Agreement shall, unless the context otherwise requires, have the same meaning and:

“Permitted Purpose” means considering and evaluating whether to enter into the Acquisition.

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of

[Potential Purchaser]

To:          [Potential Purchaser]

We acknowledge and agree to the above:

For and on behalf of

[Seller]

SCHEDULE 8
TIMETABLES

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)	U-1 12.00 a.m. (Milan time)

Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)	U-1 12.00 a.m. (Milan time)

EURIBOR is fixed	Quotation Day as of 11:00 a.m. Milan time

“U” = date of utilisation

“U - X” = X Business Days prior to date of utilisation

SCHEDULE 9
AUTHORISED SIGNATORIES

Luxottica Group S.p.A.

•                  Francesco Milleri

•                  Stefano Grassi

•                  Marco Bigatti

Luxottica U.S. Holdings Corp.

•                  Vito Giannola

•                  Daniel Socci

•                  Michael Boxer

SCHEDULE 10
FORM OF AFFIDAVIT

COVER PAGE

Claim for the refund, exemption or application of the reduced tax rate on income paid to non-residents

Conventions for the avoidance of double taxation	☐ dividends (FORM A)	☐ interest (FORM B)	☐ royalties (FORM C)	☐ other income (FORM D)

EU Directives	☐ parent-subsidiary tax regime dir.90/435/EEC (FORM E)		☐ interest and royalty tax regime dir. 2003/49/EC (FORM F)

☐  DETAILS OF THE BENEFICIAL OWNER

Natural person	Surname Name	Place of Birth	Date of Birth

Legal person ☐ cross in the case of a permanent establishment	Business Name

Foreign TIN	No.
☐ My country of residence does not issue a TIN for residents or I cannot obtain a TIN from my country of residence.

Italian TIN (if issued)

Residence	State	Full address

Domicile (if different from residence)	State	Full address

P.O. Box (optional)

E-MAIL (optional)

COVER PAGE

☐  DETAILS OF THE LEGAL REPRESENTATIVE

Natural person	Surname	Name	Place of Birth	Date of Birth

Legal person	Business Name

TIN	No.
☐ My country of residence does not issue a TIN for residents or I cannot obtain a TIN from my country of residence.

Italian TIN (if issued)

Residence	State		Full address

Domicile (if different from residence)	State		Full address

P.O. Box (optional)

E-MAIL (optional)

☐  OTHER CO-BENEFICIARIES OF THE INCOME FOR WHICH REFUND IS BEING REQUESTED

Natural person	Surname	Name	Place of Birth	Date of Birth

Legal person	Business Name

TIN	No.
☐ My country of residence does not issue a TIN for residents or I cannot obtain a TIN from my country of residence.

Italian TIN (if issued)

Residence	State		Full address

Domicile (if different from residence)	State		Full address

P.O. Box (optional)

E-MAIL (optional)

COVER PAGE

☐  DETAILS OF THE PROXY APPOINTED TO SUBMIT THE APPLICATION (IF PRESENT) (1)

Natural person	Surname	Name	Place of Birth	Date of Birth

Legal person	Name

TIN	No.
☐ My country of residence does not issue a TIN for residents or I cannot obtain a TIN from my country of residence.

Italian TIN (if issued)

Residence	State		Full address

Domicile (if different from residence)	State		Full address

P.O. Box (optional)

E-MAIL (optional)

PAYMENT METHOD (for refunds)

FINANCIAL ISTITUTION:

BANK ACCOUNT HOLDER(2)

(if part of the Economic and Monetary Union): BIC(3)                   IBAN

(if outside the Economic and Monetary Union)(4): BANK ACCOUNT DETAILS

ADDRESS OF THE FINANCIAL INSTITUTION

SIGNATURE

ATTACHMENTS:

(1)   Attach the original copy of the relative power of attorney

(2)   If the beneficiary uses a proxy for the payment, fill in the application with the bank account of the proxy. For powers of attorney released abroad, the original copy with translation must be sent to Centro Operativo di Pescara. If the proxy for the collection is also the proxy for the submission of the application and/or for making the requested declarations, only one original copy with translation is required.

(3)   If Economic and Monetary Union: the BIC code is mandatory.

(4)   If not Economic and Monetary Union: the BIC code is an alternative to the address of the financial institutions.

FORM B - INTEREST

☐  EXEMPTION/APPLICATION OF THE TAX RATE PROVIDED BY THE CONVENTION

☐  REFUND

Article     of the Convention for the avoidance of double taxation between Italy and

ITALIAN INTEREST PAYER

Person	Surname Name / Business Name

Italian TIN

Residence	Full address

DEPOSITARY BANK (FOR CUSTODY OF SECURITIES)

Legal Person	Business Name

Italian TIN

Residence	Full address

DESCRIPTION OF THE INTEREST RECEIVED

Payment date	Amount of interest gross of the Italian tax	Amount of the tax paid in Italy	Applicable tax rate according to the Convention	Amount of the tax due	Requested refund

TOTAL

DECLARATION OF THE BENEFICIARY OR ITS AUTHORISED REPRESENTATIVE(5)

The undersigned                        acting as

Declares

•                  to reside / that the entity            is resident in                  pursuant to the Convention with                   for the tax period / periods                     ;

•                  to be / that the entity above mentioned is the beneficial owner of the interest;

•                  not to have / that the above mentioned entity does not have a permanent establishment or a fixed base in Italy to which the income effectively connects;

☐      to be / that the above mentioned entity is subject to tax for the specified interest in the Country of residence;

☐      NOT to be / that the above mentioned entity is NOT subject to tax for the specified interest in the Country of residence (explain the reasons for exemption)

                                                                                                                                                   ;

•                  to comply with all other necessary requirement for applying the benefits granted by the Convention regarding the income received;

•                  that all information in this declaration is correct and complete, and that the undersigned shall communicate if one or more of the requirements described above ceases to be, as well as of any variations in the supplied data and information.

Requests

☐  exemption from Italian tax or application within the limits provided by the mentioned Convention;

☐  refund of taxes regarding the income specified above;

•            that the refund should be made according to the payment methods specified on the cover page.

Place and date	Signature

CERTIFICATION OF THE TAX AUTHORITY

The Tax Authority of                        certifies that for the tax period/s             the beneficiary

described above is resident in                      according to Article     of the Convention with Italy

(5)        The authorised representative is the delegated person authorised to submit the application and/or supply the declarations requested by the Convention on behalf of the beneficial owner (see cover page), on the basis of the document that grants the relative power of representation (the original copy of which must be attached).

and that the declarations given in this form are true to the best of the knowledge of this Tax administration.

Date

SCHEDULE 11

SELF-DECLARATION FORM

The undersigned [Lender’s legal representative], domiciled at [Lender’s legal representative address], legal representative of [Lender’s Name], with its registered office at [Lender’s registered address]

CONSIDERING THAT

pursuant to Article 26, paragraph 5-bis, of Presidential Decree No. 600 of 29 September 1973 as amended from time to time, no Italian withholding tax applies to interest payments made by Italian entities to:

•                  Credit institutions established in a member state of the European Union;

•                  Insurance undertakings incorporated in a member state of the European Union and authorized under the legislative provisions of a member state of the European Union;

•                  Institutional investors, whether or not subject to tax, which are established in a country or territory which allow for a satisfactory exchange of information with Italy and listed in the Ministerial Decree dated 4th September, 1996 (the “White List”) to the extent it is subject to regulatory supervision in the place of establishment. According to Article 11, par. 4, let. c) of the Italian Legislative Decree No. 239 of 1st April, 1996, the White List will be updated every six months period. In absence of the issuance of the new White List, reference has to be made to the Italian Ministerial Decree dated 4th September, 1996;

•                  Entities listed under Article 2, paragraph 5, numbers from 4) to 23), of Directive 2013/36/EU.

DECLARES

To be the beneficial owner of any interest payment received under the Facility Agreement with respect to a commitment amount of [      ] (the “Amount”) and:

(Please check one of the following four boxes, if applicable)

☐            That [Lender’s Name] is a credit institution established in a member state of the European Union.

☐            That [Lender’s Name] is an insurance company incorporated in a member state of the European Union and authorized under the legislative provisions of a member state of the European Union.

☐            That [Lender’s Name] is an institutional investor, whether or not subject to tax, established in a country or territory which allow for a satisfactory exchange of information with Italy and included in the White List, and therein subject to regulatory supervision.

☐            That [Lender’s Name] is an entity listed under Article 2, paragraph 5, numbers from 4) to 23), of Directive 2013/36/EU.

That the sub-participation/lending of the Amount (i) is not subject to the Italian statutory and regulatory provisions on reserved banking or lending activities under Legislative Decree No.

385 of 1 September 1993 or Legislative Decree No. 58 dated 24 February 1998, as the case may be, or (ii), in case it is subject, it is not in breach of the aforesaid provisions.

Place and date of signature

Signature of Legal Representative of

[Name and Surname]
[Title]

SCHEDULE 12
EXISTING SECURITY

NOT APPLICABLE

SCHEDULE 13

PART I

CONDITIONS PRECEDENT REQUIRED TO BE DELIVERED BY AN ADDITIONAL GUARANTOR

1.                                      An Accession Letter, duly executed by the Additional Guarantor and the Borrower.

2.                                      A copy of the constitutional documents of the Additional Guarantor, including a good standing certificate for each proposed Additional Guarantor that is a U.S. Group Company.

3.                                      If required by law, regulation or by the constitutional documents, a copy of a resolution of the board of directors of the Additional Guarantor:

(a)                                 approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(b)                                 authorising a specified person or persons to execute the Accession Letter on its behalf; and

(c)                                  authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents.

4.                                      A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

5.                                      If required by law, regulation or by the constitutional documents, a copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.

6.                                      A certificate of the Additional Guarantor (signed by a director) confirming that guaranteeing an amount of indebtedness equal to the higher of (a) the Total Commitments and (b) the maximum amount it is permitted to guarantee under any applicable law or regulation would not cause any guaranteeing or similar limit binding on it to be exceeded and would constitute its legal, valid and binding obligations.

7.                                      A certificate of an authorised signatory of the Additional Guarantor certifying that each copy document listed in this Schedule 13 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

8.                                      A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

9.                                      If available, the latest audited financial statements of the Additional Guarantor.

10.                               Legal opinions in form and substance acceptable to the Agent (acting reasonably) addressed to the Lenders confirming the due capacity and authority of the Additional Guarantor to enter into the Accession Letter and that the obligations assumed by it thereunder constitute its legal, valid and binding obligations.

11.                               If the proposed Additional Guarantor is incorporated in a jurisdiction other than Italy, evidence that such Additional Guarantor has elected its domicile at the Borrower’s registered office.

PART II
FORM OF ACCESSION LETTER

To:                             [             ] as Agent

From:               [Subsidiary] and Luxottica Group S.p.A.

Dated:

Dear Sirs

Euro 250,000,000 Facility Agreement dated [   ] 2017 (the “Facility Agreement”)

1.                                      We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.                                      [•] agrees to become an Additional Guarantor and to be bound by the terms of the Agreement as an Additional Guarantor pursuant to Clause 17.12 (Additional Guarantors) of the Agreement. [•] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.                                      [Subsidiary’s] administrative details are as follows:

Address:

Fax No:

Attention:

4.                                      [limitation language]

5.                                      This Accession Letter is governed by Italian law.

Luxottica Group S.p.A.	[Subsidiary]

* * *  *  * * *

Should you agree with the above proposal, please confirm your acceptance thereof by sending us a letter which reproduces the contents of ours and of the term facility agreement set out herein, duly signed by way of acceptance by a representative authorised to bind your Companies.

Yours faithfully,

Michela Grandi and Alberto Barbiero

For and on behalf of

BANCA IMI S.P.A., as Mandated Lead Arranger

Giuseppe Florio

For and on behalf of

INTESA SANPAOLO S.P.A., as Original Lender

Michela Grandi and Alberto Barbiero

For and on behalf of

BANCA IMI S.P.A., as Agent

* * *  *  * * *

We hereby inform you that we accept the provisions of the term facility agreement as set forth above.

Yours faithfully,

Marco Bigatti

For and on behalf of

LUXOTTICA GROUP S.P.A., as Borrower

LUXOTTICA U.S. HOLDINGS CORP., as Original Guarantor